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                                                                  Exhibit (c)(1)

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 SCHEDULE 14D-9

               SOLICITATION/RECOMMENDATION STATEMENT PURSUANT TO
            SECTION 14(D)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

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                              GRUMMAN CORPORATION
                           (NAME OF SUBJECT COMPANY)

                              GRUMMAN CORPORATION
                      (NAME OF PERSON(S) FILING STATEMENT)

                           COMMON STOCK, $1 PAR VALUE
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHT)
                         (TITLE OF CLASS OF SECURITIES)

                                    40018110
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               THOMAS L. GENOVESE
                       VICE PRESIDENT AND GENERAL COUNSEL
                              GRUMMAN CORPORATION
                              1111 STEWART AVENUE
                         BETHPAGE, NEW YORK 11714-3580
  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES
        AND COMMUNICATIONS ON BEHALF OF THE PERSONS(S) FILING STATEMENT)

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ITEM 1.  SECURITY AND SUBJECT COMPANY.

     The name of the subject company is Grumman Corporation, a New York corporation (the "Company"), and the address of its principal executive offices is 1111 Stewart Avenue, Bethpage, New York 11714-3580. The title of the class of equity securities to which this statement relates is the Common Stock, par value $1 per share (the "Common Stock"), of the Company, including the associated rights to purchase Series A Junior Participating Preferred Stock of the Company (the "Rights") issued pursuant to the Rights Agreement dated as of February 18, 1988 (the "Rights Agreement") between the Company and The Bank of New York, as Rights Agent (such Common Stock and the Rights being collectively referred to herein as the "Shares").

ITEM 2.  TENDER OFFER OF THE BIDDER.

     This statement relates to the tender offer (the "Offer") by MMC Acquisition Corp., a New York corporation ("Acquisition"), which is a newly formed, wholly owned subsidiary of Martin Marietta Corporation, a Maryland corporation ("Parent"), to purchase all outstanding Shares at a price of $55.00 per Share net to the seller in cash, as disclosed in the Tender Offer Statement on
Schedule 14D-1 (the "Schedule 14D-1") dated March 8, 1994 filed by Acquisition and Parent with the Securities and Exchange Commission (the "Commission"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 8, 1994 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer" and are referred to collectively herein as the "Offer Documents"). A copy of the Offer to Purchase and the Letter of Transmittal are attached hereto as Exhibit (a)(1) and Exhibit (a)(2), respectively.

     The Schedule 14D-1 states that the principal executive offices of Acquisition and Parent are located at 6801 Rockledge Drive, Bethesda, Maryland 20817.

ITEM 3.  IDENTITY AND BACKGROUND.

     (a) The name and address of the Company, which is the person filing this Statement, are set forth in Item 1 above.

     (b) The Offer is being made pursuant to an Agreement and Plan of Merger dated as of March 6, 1994 (the "Merger Agreement") among Acquisition, Parent and the Company. After the completion of the Offer, and upon the terms and subject to the conditions of the Merger Agreement, Acquisition will be merged with and into the Company (the "Merger"). Following the Merger, the Company will be the surviving corporation ("Surviving Corporation"). The Company will thereby become a wholly owned subsidiary of Parent and each Share outstanding immediately prior to the Effective Time (other than Shares (i) held in the Company's treasury or by any of the Company's subsidiaries, (ii) held by Acquisition, Parent or any other subsidiary of Parent or (iii) held by any stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 623 of the New York Business Corporation Law (the "NYBCL"), unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal, in which case such Shares will be treated as converted) will be converted at the effective time of the Merger (the "Effective Time") into the right to receive the higher of (i) $55.00 in cash or (ii) any higher price paid pursuant to the Offer (the "Merger Consideration"). The purpose of the Offer, the Merger Agreement and the Merger is for Acquisition and Parent to acquire control of, and the entire equity interest in, the Company. The Offer is intended to increase the likelihood that the Merger will be effected. The Merger Agreement is filed as Exhibit (c)(1) hereto and is hereby incorporated herein by reference in its entirety.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED, AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, SHARES REPRESENTING NOT LESS THAN TWO-THIRDS OF THE THEN OUTSTANDING SHARES DETERMINED ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION").

THE MERGER AGREEMENT.

     The Merger Agreement provides that Acquisition will commence the Offer and accept for payment, purchase and pay for Shares tendered pursuant to the Offer, subject to the terms and conditions set forth in the Offer to Purchase. The Merger Agreement further provides that Acquisition, upon purchase of Shares

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pursuant to the Offer, shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of the Company (the "Board") as will give Acquisition representation on the Board equal to the product of the number of directors on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement as set forth below) and the percentage that the number of Shares purchased by Acquisition bears to the total number of outstanding shares of Common Stock of the Company on a fully-diluted basis, and that the Company will use its best efforts, upon request by Acquisition, promptly, at the Company's election either to increase the size of the Board (subject to the provisions of Article EIGHTH of Company's certificate of incorporation) or secure the resignation of such number of directors as is necessary to enable Acquisition's designees to be elected to the Board. The Merger Agreement further provides that, at such times, and subject to the agreement set forth in the next sentence, the Company will use its best efforts to cause persons designated by Acquisition to constitute the same percentage as is on the Board of (i) each committee of the Board (other than any committee of the Board established to take action under the Merger Agreement), (ii) each board of directors of each subsidiary of the Company and
(iii) each committee of each such board. The Merger Agreement further provides that, notwithstanding the foregoing, the Company shall use its best efforts to insure that three members of the Board as of the date of the Merger Agreement shall remain members of the Board until the Effective Time. The Merger Agreement further provides that the Merger shall occur as soon as practicable after May 18, 1994 (provided that Acquisition shall have purchased Shares pursuant to the Offer) the satisfaction or waiver of the conditions in the Merger Agreement and that, upon such Merger, the directors of Acquisition shall become the directors of Surviving Corporation and that the officers of the Company shall become the officers of Surviving Corporation.

     With respect to outstanding stock options pursuant to the Company's 1981 Stock Option Plan, 1990 Stock Option Plan and 1992 Long-Term Incentive Plan (collectively, the "Stock Plans"), the Merger Agreement provides that the Company shall use all reasonable efforts to cause all holders of the options ("Options") granted under the Stock Plans which are outstanding immediately prior to the Effective Time to exercise such Options prior to the Effective Time. In addition, the Company has agreed in the Merger Agreement to take such action as is necessary under the Stock Plans to cause any Options that remain outstanding after the Merger to thereafter be exercisable for a short-term debt instrument of Surviving Corporation in a face amount (and with an interest rate and other terms designed to provide a fair value) equal to the amount determined by multiplying the Merger Consideration by the number of Shares for which such Option was theretofore exercisable. The Merger Agreement further provides that, prior to the Effective Time, the Company shall use all reasonable efforts to (i) obtain any consents from individuals who are entitled to awards under the Company's Management Incentive Plan ("MIP") and (ii) make any amendments to the terms of such Plan that are necessary to provide for future distributions thereunder to be paid in the form of cash (and not in the form of shares of Common Stock).

     Representations and Warranties. The Merger Agreement contains customary representations and warranties by the Company concerning: the organization and qualification of the Company and its subsidiaries; the capitalization of the Company and its subsidiaries; the Company's authority relative to the execution and delivery of, and performance of its obligations under, the Merger Agreement, and Board approval of the Merger Agreement and certain related transactions; the accuracy of forms, reports and documents filed by the Company with the Securities and Exchange Commission since January 1, 1990 and certain financial statements of the Company; the accuracy of information supplied by the Company for inclusion in the Offer Documents and the proxy statement relating to the Merger; the absence of undisclosed liabilities or changes; obtaining necessary approvals to consummate the transactions contemplated by the Merger Agreement and the absence of any conflict with, or violations of, the corporate documents and binding instruments of the Company or of its subsidiaries or with or of any law, rule or regulation of the consummation of the transactions contemplated by the Merger Agreement; there not being any current defaults under the corporate documents and binding instruments of the Company and of its subsidiaries or under any law, rule or regulation; the absence of material litigation involving the Company or any of its subsidiaries; the Company and its subsidiaries having necessary permits and licenses and the compliance therewith, and compliance with all applicable laws; the legal compliance of employee benefit plans of the Company and its subsidiaries; the Company and its subsidiaries complying with environmental laws and regulations; and the amendment of the

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Rights Agreement. The Merger Agreement also contains customary representations and warranties of Acquisition and Parent.

     Covenants. The Merger Agreement obligates the Company until the designees of Acquisition constitute a majority of the Board, to conduct its business in the ordinary course consistent with past practice including specific covenants as to permissible activities. Parent has agreed to guarantee the performance by Acquisition of its obligations under the Merger Agreement.

     Other Potential Bidders. The Merger Agreement provides that the Company, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations, if any, with any parties conducted prior to the Merger Agreement with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or any of the Company's subsidiaries or any business combination with the Company or any of its subsidiaries, other than as described in the letter (the "Letter") from the Company to Parent dated the date of the Merger Agreement. The Merger Agreement permits the Company to, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to another person pursuant to confidentiality agreements and to participate in discussions and negotiations with such person with respect to any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company if such person has submitted a written proposal to the Board relating to any such transaction and the Board by a majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of the Board's fiduciary duty. The Merger Agreement provides that the Board shall provide a copy of any such written proposal to Parent or Acquisition immediately after receipt thereof and thereafter keep Parent and Acquisition promptly advised of any development with respect thereto. Otherwise, the Merger Agreement prohibits the Company from directly or indirectly encouraging, soliciting, participating in or initiating negotiations or discussions with, or providing any information to, any person concerning any merger, sale of assets, sale of shares of capital stock or similar transactions involving the Company or any subsidiary or any division of the Company; provided, however, that nothing in the Merger Agreement shall prevent the Board from taking, and disclosing to the Company's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with regard to any tender offer; provided, further, that the Board shall not recommend that the shareholders of the Company tender their shares in connection with any such tender offer unless the Board by majority vote determines in its good faith judgment, based as to legal matters on the written opinion of legal counsel, that failing to take such action would constitute a breach of the Board's fiduciary duty.

     Conditions. Each party's obligations to effect the Merger are subject to: the requisite approval of shareholders of the Company; there being no statute, rule, regulation, executive order, decree, ruling or injunction prohibiting, restraining, enjoining or restricting the consummation of the Merger; the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act; and the purchase of Shares pursuant to the Offer.

     Termination. The Merger Agreement provides that it may be terminated and the Offer and the Merger may be abandoned at any time, but prior to the Effective Time in the following circumstances: (i) by the mutual written consent of Parent, Acquisition and the Company; (ii) by Parent and Acquisition or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become non-appealable; (iii) by Parent and Acquisition if, due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in the Offer, Acquisition shall have (A) failed to commence the Offer within five days following the date of the initial public announcement of the Offer, (B) terminated the Offer or (C) failed to pay for Shares pursuant to the Offer within 75 days following commencement of the Offer; (iv) by the Company if (1) there shall not have been a material breach of any representation, warranty or covenant or agreement on the part of the Company and Acquisition shall have (A) failed to commence the Offer within five days following the date of the initial public announcement of the Offer, (B) terminated the Offer or (C) failed to pay for Shares pursuant to the Offer within 75 days following the commencement of the

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Offer or (2) prior to the purchase of Shares pursuant to the Offer, a person shall have made a bona fide offer that the Board by a majority vote determines in its good faith judgment and in the exercise of its fiduciary duties, based as to legal matters on the written opinion of legal counsel, is more favorable to the Company's shareholders than the Offer and the Merger (any such termination effected pursuant to clause (iv)(2) being referred to as an "Other Offer Event"), provided that in the case of this clause (2) the Company shall have paid the Termination Fee (as defined below); (v) by Parent and Acquisition prior to the purchase of Shares pursuant to the Offer, if (1) there shall have been a breach of any representation or warranty on the part of the Company having a Material Adverse Effect on the Company (as defined below) or materially adversely affecting (or materially delaying) the consummation of the Offer, (2) there shall have been a breach of any covenant or agreement on the part of the Company resulting in a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer, which shall not have been cured prior to the earlier of (A) ten days following notice of such breach and (B) two business days prior to the date on which the Offer expires (any such termination effected pursuant to clause (v)(1) or (v)(2) being referred to as a "Company Breach Event"), (3) the Company shall engage in negotiations with any entity or group (other than Parent or Acquisition) that has proposed a Third Party Acquisition (as defined below), (4) the Board shall have withdrawn or modified (including by amendment to this Schedule 14D-9) in a manner adverse to Acquisition its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended another offer or shall have adopted any resolution to effect any of the foregoing, or (5) the Minimum Condition shall not have been satisfied by the expiration date of the Offer and on or prior to such date an entity or group (other than Parent or Acquisition) shall have made and not withdrawn a proposal with respect to a Third Party Acquisition; or (vi) by the Company if (1) there shall have been a material breach of any representation or warranty on the part of Parent or Acquisition which materially adversely affects (or materially delays) the consummation of the Offer or (2) there shall have been a material breach of any covenant or agreement or the part of Parent or Acquisition and which materially adversely affects (or materially delays) the consummation of the Offer which shall not have been cured prior to the earliest of (A) ten days following notice of such breach and (B) two business days prior to the date on which the Offer expires.

     "Material Adverse Effect," when used in connection with the Company or any of its subsidiaries is defined in the Merger Agreement as any change or effect (other than changes or effects disclosed in the Letter) that is or is reasonable likely to be materially adverse to the business, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which the Company is engaged.

     Fees and Expenses. The Merger Agreement provides that in the event Parent and Acquisition terminate the Merger Agreement pursuant to a Company Covenant Breach, Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages, the Company has agreed under the Merger Agreement to pay to Parent the amount of $20 million as liquidated damages immediately upon such a termination.

     The Merger Agreement also provides that if (i) Parent and Acquisition terminate the Merger Agreement pursuant to clause (v)(2), (3), (4) or (5) of the first paragraph under Termination above and, within 12 months thereafter, the Company enters into an agreement with respect to a Third Party Acquisition, or a Third Party Acquisition occurs involving any party (or any affiliate thereof)
(x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition, (y) to whom the Company (or its agents) furnished information with a view to a Third Party Acquisition or (z) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x), (y) and (z) after the date hereof and prior to such termination, (ii) Parent and Acquisition terminate the Merger Agreement pursuant to clause (v)(3), (4) or (5) of the first paragraph of Termination above, and within 12 months thereafter a Third Party Acquisition shall occur involving a consideration for Shares (including the value of any stub equity) in excess of the amount per Share paid pursuant to the Offer, or (iii) the Company terminates the Merger Agreement pursuant to an Other Offer Event, the Company shall pay to Parent and Acquisition, within one business day following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with such termination by the Company, a fee, in cash, of

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$50,000,000 (the "Termination Fee"), provided, however, that the Company in no event shall be obligated to pay more than one such $50,000,000 fee with respect to all such agreements and occurrences and such termination. In case liquidated damages shall have been paid pursuant to the first paragraph of this section, in connection with such a termination, the amount so paid, minus an amount equal to the fees and expenses that would have been collectible by Parent and Acquisition pursuant to the second next succeeding paragraph but for the operation of clause
(ii) of the parenthetical of the first sentence thereof, shall be credited against the amount pursuant to this paragraph.

     "Third Party Acquisition" is defined in the Merger Agreement as the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which in includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) or entity other than Parent, Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 30% of the total assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 30% or more of the outstanding shares of Common Stock; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of more than 20% of the outstanding shares of Common Stock, other than a repurchase which was not approved by the Company or publicly announced prior to the termination of the Merger Agreement and which is not part of a series of transactions resulting in a change of control.

     The Merger Agreement provides that upon the termination of the Merger Agreement for any reason prior to the purchase of Shares by Acquisition pursuant to the Offer (other than (i) termination by the Company due to a breach of a representation, warranty, covenant or agreement on the part of Parent or Acquisition and (ii) termination in circumstances requiring the Company to pay liqudated damages pursuant to a Company Breach Event), the Company shall reimburse Parent, Acquisition and their affiliates (not later than one business day after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $8,800,000, actually and reasonably incurred by any of them or on their behalf in connection with the Offer and the Merger and the consummation of all transactions contemplated by the Merger Agreement (including, without limitation, fees payable to financing sources, investment bankers, counsel to any of the foregoing, and accountants). Parent and Acquisition have provided the Company with an estimate of the amount of such fees and expenses and, if Parent or Acquisition shall have submitted a request for reimbursement hereunder, will provide the Company in due course with invoices or other reasonable evidence of such expenses upon request. The Company shall in any event pay the amount requested (not to exceed $8,800,000) within one business day of such request, subject to the Company's right to demand a return of any portion as to which invoices are not received in due course.

     Indemnification; Insurance. Under the Merger Agreement, Parent and Acquisition have agreed that all rights to indemnification or exculpation existing in favor of the directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective charters or by-laws or otherwise in effect as of the date of the Merger Agreement with respect to matters occurring prior the Effective Time shall survive the Merger and continue in full force and effect. The Merger Agreement also provides that to the maximum extent permitted by the NYBCL such indemnification shall be mandatory rather than permissive and Surviving Corporation shall advance expenses in connection with such indemnification. The Merger Agreement further provides that Parent guarantees the indemnification obligations of Surviving Corporation.

     Under the Merger Agreement, Parent has agreed to cause Surviving Corporation to maintain in effect for not less than three years from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by the Company (provided that Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time to the extent available, provided, that in no event shall Surviving Corporation be required to expend more than an amount per year equal to 200% of the current annual premiums paid by the Company (the "Premium Amount") to maintain or procure insurance coverage pursuant hereto and, further provided, that if Surviving Corporation is unable to obtain the insurance called for by this provision, Surviving Corporation will obtain as much comparable insurance as is available for the Premium Amount per year.

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     Redemption of Rights.  The Merger Agreement provides that, at Parent's request, the Company will take such action as Parent may request to effectuate the redemption, at any time after the purchase of Shares pursuant to the Offer of at least a majority of the outstanding Shares, of the Rights.

     Amendment. The Merger Agreement provides that subject to the next paragraph, the Merger Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the shareholders of the Company (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such shareholders under applicable law without such approval. The Merger Agreement further provides that the Merger Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     The Merger Agreement further provides that, following the election or appointment of Acquisition's designees to the Company's Board of Directors pursuant to the Merger Agreement and prior to the Effective Time, if there shall be any directors of the Company who were directors as of the date hereof, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Acquisition or Parent or waiver of any of the Company's rights under the Merger Agreement, will require the concurrence of a majority of such directors.

     Extension; Waiver. The Merger Agreement provides that subject to the second paragraph under "Amendment" above, at any time prior to the Effective Time, each party to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document, certificate or writing delivered pursuant to the Merger Agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights thereunder shall not constitute a waiver of such rights.

OTHER CONTRACTS, AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS

     Parent has indicated its desire to have Dr. Renso L. Caporali, Chairman of the Board and Chief Executive Officer of the Company, serve on its Board of Directors and the possibility of Parent considering one or two other non-management directors of the Company for membership on the Parent Board of Directors.

     Parent has advised the Company that subsequent to the Merger it is its present intention to review the implementation of agreements with those executives of the Company who will continue to be employed in order to develop arrangements which would be mutually satisfactory, including continuity of management.

     Certain contracts, agreements, arrangements and understandings between the Company or its affiliates and certain of its directors and executive officers are, except as noted below, described under the heading "Executive Compensation" at pages 9 through 17 of the Company's Notice of Annual Meeting of Shareholders and Proxy Statement dated March 4, 1993 for its 1993 Annual Meeting of Shareholders (the "1993 Proxy Statement"). Copies of such pages of the 1993 Proxy Statement are filed as Exhibit (c)(2) hereto and incorporated herein by reference in its entirety.

     At a meeting of the Board of Directors of the Company held on July 15, 1993, the Board, in connection with certain existing employee benefit plans and arrangements of the Company, approved and adopted amendments, substantially in the form of Exhibit (c)(3) hereto, which are incorporated herein by reference, to the Company's 1981 and 1990 Stock Option Plans and its Long-Term Incentive Plan, allowing a participant under any of such Plans to designate a beneficiary or beneficiaries who would be entitled to exercise or surrender stock options granted to the participant in the event of the participant's death.

     At a meeting of the Board of Directors of the Company held on August 19, 1993, the Board, in connection with certain existing employee benefit plans and arrangements of the Company, approved and adopted amendments, substantially in the form of Exhibit (c)(4) hereto, which are incorporated herein by

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reference, to the Company's 1981 and 1990 Stock Option Plans, Long-Term
Incentive Plan, and Restricted Stock Award Plan as follows:

          (i) providing for mandatory stock withholding in order to satisfy tax withholding requirements under each of such plans; and

          (ii) with respect to the 1981 and 1990 Stock Option Plans, providing that the Compensation Committee of the Board may authorize the surrender of Options granted under either of such Plans, for Shares with a fair market value consideration equal to the difference between the exercise price of the Options being surrendered and the fair market value of Shares subject to the Options on the date of surrender.

     At a meeting of the Board of Directors of the Company held on February 17, 1994, the Board, in connection with certain existing employee benefit plans and arrangements of the Company:

          (i) approved and adopted amendments, substantially in the forms of Exhibit (c)(5) and Exhibit (c)(6) hereto which are incorporated herein by reference, to the Company's Restricted Stock Award Plan and the Company's Special Severance Pay Plan to conform the definition of "Change in Control" in those plans to the definition of "Change in Control" in the Company's Long-Term Incentive Plan (the transaction described herein would constitute a "Change in Control" under either definition);

          (ii) approved and adopted amendments to, and restated, the Company's Excess Benefit Plan described in the 1993 Proxy Statement substantially in the form of Exhibit (c)(7) hereto which are incorporated herein by reference; the amendment, (a) extend it to provide benefits to participants in the Company's Pension Plan whose benefits thereunder are limited by the statutory ceilings on the amount of compensation which may be utilized for purposes of computing benefits payable under the Pension Plan, as imposed pursuant to Section 401(a)(17) of the Internal Revenue Code and (b) provide for establishment of a trust to assist the Company in meeting its obligations under the plan;

          (iii) approved and adopted amendments to, and restated, the Company's Supplemental Retirement Plan described in the 1993 Proxy Statement substantially in the form of Exhibit (c)(8) hereto which are incorporated herein by reference; the amendments, (a) provide that following a Change in Control (as defined therein) a participant will be entitled to benefits under the plan upon termination of employment on or after the participant's 50th birthday and completion of 20 years of continuous service, without the necessity of Compensation Committee approval; (b) provide that a participant may, with the consent of the Compensation Committee, defer receipt of benefits payable under the plan; (c) delete the provisions of the plan which provide that if the Company elects to purchase life insurance contracts to provide for its obligations under the plan, a participant will not be entitled to receive benefits under the plan if the participant dies as a result of suicide within the 2-year period commencing on the date a life insurance policy is issued on his or her life, or if the insurance company declines to issue insurance on his or her life; (d) clarify that benefits payable under the Supplemental Retirement Plan are not offset by benefits under the Company's Employee Incentive Plan and Management Incentive Plan; (e) provide that no benefits shall be payable to a participant who is convicted of a felony involving theft, fraud, embezzlement or other similar unlawful acts committed against the Company or its interests; and (f) provide for establishment of a trust to assist the Company in meeting its obligations under the plan;

          (iv) approved and adopted amendments, substantially in the form of Exhibit (c)(9) and Exhibit (c)(10) hereto which are incorporated herein by reference, to the Company's Non-Employee Director Pension Plan and the Company's Management Incentive Plan described in the 1993 Proxy Statement to provide for establishment of a trust to assist the Company in meeting its obligations under the plans; and

          (v) authorized the Company to enter into (and fund on a current basis) trust agreements, the assets of which will be subject to the claims of creditors in the event of Insolvency (as defined therein) of the Company, to assist the Company in meeting its obligations under the Company's Excess Benefit Plan, Supplemental Retirement Plan, Non-Employee Director Pension Plan and Management Incentive Plan. At the present time, the Company has not entered into or funded such trust agreements.

     At a meeting of the Board of Directors of the Company held on March 6, 1994, the Board approved and adopted an amendment, substantially in the form of Exhibit (c)(11) hereto which is incorporated herein by reference, to the Company's Management Incentive Plan to clarify that in the event the Company is consolidated with or merged into another corporation, amounts credited into the Company stock account in respect of amounts deferred under the plan will, following the merger or consolidation, instead be credited in the form of the stock, securities or other consideration given in exchange for an equivalent number of shares of Company stock in the merger or consolidation.

     The Company has entered into indemnity agreements with its directors, certain officers and certain employees who held fiduciary positions in respect of employee benefit plans or who serve as directors of other entities at the Company's request. The agreements provide for mandatory indemnification and mandatory advancement of expenses to the fullest extent authorized or permitted by the New York Business Corporation Law or any other applicable law. The agreements provide that, in certain circumstances, an indemnitee must meet specified standards of conduct in order to be entitled to indemnification. A copy of the form of indemnity agreement is filed as Exhibit (c)(12) hereto and is incorporated herein by reference.

     Therefore, such directors and officers may be deemed to have a financial interest in the Offer and Merger.

ITEM 4.  THE SOLICITATION OR RECOMMENDATION.

     (a) Recommendation. At a meeting of the Board held on March 6, 1994, the Board unanimously adopted resolutions that the Board had, in light of and subject to the terms and conditions set forth in the Merger Agreement, determined that the Offer and the Merger are fair to, and in the best interests of, the shareholders of the Company; authorizing the execution and delivery of the Merger Agreement substantially in the form presented to it; and recommending that the shareholders of the Company accept the Offer and tender their shares to Acquisition and approve and adopt the Merger Agreement.

     The letter to shareholders of the Company, dated March 8, 1994, from Dr. Renso L. Caporali, Chairman of the Board and Chief Executive Officer of the Company, containing the recommendation of the Board is filed as Exhibit (a)(9) hereto and is incorporated herein by reference in its entirety. A copy of the text of the press release issued jointly by Parent and the Company announcing the Merger Agreement, the Merger and the Offer is filed as Exhibit (a)(7) hereto and is incorporated herein by reference in its entirety.

     (b) Background and Reasons for the Recommendation. The following includes disclosure regarding discussions and other arrangements between the Company and each of Northrop Corporation ("Northrop") and Parent. The disclosure set forth below is provided to satisfy legal requirements applicable to the Company.

     In light of past and anticipated decreases in military spending and consolidations in the defense/aerospace industries over the last several years and other market factors, the Board has from time to time reviewed the Company's strategic planning, including the possibility of making acquisitions or entering into a business combination with a company engaged in similar or related businesses. In late 1992, members of management of the Company had conversations with members of management of Northrop and others regarding the possibility of engaging in discussions related to a possible business combination, which discussions were brought to the attention of members of the Board. These conversations did not result in further discussions at that time. In early 1993, members of management of the Company and Northrop discussed again the possibility of a business combination between the companies. On January 21, 1993, the companies entered into a confidentiality agreement, misdated January 21, 1992, a copy of which, as subsequently amended, is attached hereto as Exhibit (c)(13) and incorporated by reference herein in its entirety, pursuant to which, among other things, each agreed that if either party received confidential non-public information concerning the other party, the party receiving such information would keep such information confidential and not use such information other than in connection with negotiated transactions between the parties. In addition, pursuant to such confidentiality agreement, each company agreed that, unless specifically invited by the other party, they would not acquire any securities of the other party or seek to effectuate extraordinary transactions involving the other party for a period of three years from the date of such confidentiality agreement. Pursuant to the confidentiality agreement, the companies exchanged certain confidential non-financial information, but did not engage in extensive discussions.

     In the fall of 1993, management of Northrop indicated to the Company a renewed interest in discussing a possible business combination, resulting in discussions between members of the companies' managements, which discussions were brought to the Board's attention.

     In late December 1993, the Company retained Goldman, Sachs & Co. ("Goldman") as its financial advisor in connection with the Company's review of its strategic and financial alternatives. The Company also retained Cahill Gordon & Reindel as its legal advisor in connection with such review.

     On January 5, 1994, a special meeting of the Board was held to discuss, among other things, the Company's strategic planning as well as the recent communications between representatives of the Company and representatives of Northrop. At the meeting, management reviewed communications with Northrop, the respective technological abilities of Northrop and the Company as well as the potential synergies of a combination of the Company with Northrop and other matters related thereto. Representatives of Goldman then reviewed the environment faced by aerospace and defense industry contractors and the consolidation pressures facing industry participants, the strategies undertaken by other industry participants, the reaction of the stock market to major industry consolidation transactions, public market trading values of industry members, private market valuations, a summary of certain strategic alternatives available to the Company, the process which Goldman would follow in developing its advice to the Board and Goldman's understanding of the Company's strategic objectives. The Company's stated strategic objectives as concurred with by the Board at the meeting were as follows: maximize long-term shareholder value as a continuing entity; address declining revenue base; bolster competition in core businesses; leverage core competencies; understand available options; and move deliberately.

     On January 19, 1994, Northrop forwarded to the Company a proposed document that would afford Northrop a 30-day exclusive period to engage in discussions with the Company regarding a possible business combination and a typed version of proposed "understandings" that might apply in connection with a possible business combination of the companies which had been previously delivered in handwritten form. Northrop also indicated that it would not exchange any confidential financial information with the Company unless the Company agreed to such an exclusivity arrangement. The Company declined the opportunity to enter into the exclusivity agreement and did not sign any agreement with Northrop, other than the confidentiality agreement (Exhibit (c)(13)), but discussions continued between the two companies.

     On January 20, 1994, a regular meeting of the Board was held to discuss further, among other things, the Company's strategic objectives. At the meeting, representatives of Goldman discussed with the Board various stated strategic alternatives, including growth of the Company through acquisitions as well as potential business combinations. Members of management discussed the status of contacts between the Company and Northrop. Representatives of Goldman then discussed with the Board potential acquisitions, noting that it might be difficult for the Company to execute an acquisition strategy to achieve the critical mass necessary to compete effectively in its businesses while still achieving its financial objectives, and also analyzed and discussed a number of potential merger candidates. Representatives of Goldman also presented a review of a possible business combination between the Company and Northrop, including summary business and financial information and historical stock trading information about Northrop and an analysis of the relative contribution of each company based on sales, operating profit and free cash flow. At the conclusion of such meeting, the Board determined that it would be consistent with the Company's stated strategic objectives and the interests of the shareholders of the Company to continue to investigate possible acquisition opportunities as well as discuss other possible strategic alternatives for the Company.

     On January 28, at the request of the Board, representatives of Goldman met with representatives of the financial advisor of Northrop and stated that any business combination between the companies should involve a premium for the shareholders of the Company and that cash should constitute a significant portion of the consideration. In response, the representatives of Goldman were advised that Northrop had no interest in a transaction that would result in the payment of a disproportionate premium to the shareholders of the Company as compared to the shareholders of Northrop, and that Northrop preferred transaction structures that minimized the amount of cash consideration.

     In late January 1994, at the request of the Board, representatives of Goldman initiated contact with Parent to determine if Parent had any interest in exploring a possible business combination with the Company.

Senior executives of Parent and the Company and a representative of Goldman met on February 3, 1994 and agreed to have their respective representatives explore a possible business combination. On February 7, 1994, Parent and the Company executed a confidentiality agreement, similar in form to the confidentiality agreement entered into between the Company and Northrop, a copy of which is attached hereto as Exhibit (c)(14) and incorporated herein by reference in its entirety, pursuant to which, among other things, the Company and Parent agreed that if either party received confidential, non-public information concerning the other party, the party receiving such information would keep such information confidential and not use such information other than in connection with negotiated transactions between the parties. In addition, each of Parent and the Company agreed that, unless specifically invited by the other party, they would not acquire any securities of the other party or seek to effectuate extraordinary transactions involving the other party for a period of three years.

     Between February 8 and February 15, representatives of the Company and representatives of Parent met and held discussions in connection with Parent's due diligence investigation of the Company. In the course of such investigation, the Company provided Parent with certain non-public information regarding the Company pursuant to the confidentiality agreement. During this period, Parent informed the Company that if there were to be a business combination between the companies, Parent would be able to provide maximum value to the shareholders of the Company in a cash transaction.

     On February 10, 1994, Northrop's financial advisors presented representatives of Goldman with the outline of a possible stock-for-stock transaction which involved a cash election merger in which shareholders of each of the Company and Northrop would have the option to convert up to 34% of the shares of each company at an approximately 20% premium to market trading value and to exchange the remaining shares for shares of a new holding company on the basis of current market trading values.

     On February 16, 1994, Parent and the Company and their financial advisors met to discuss structuring alternatives, including whether a transaction would involve stock or cash, and to review financial and valuation issues. Goldman told Parent that the Board would consider at a meeting the next day whether the Company should consider a combination with Parent. Goldman reiterated the Board's position that the Company was not for sale but encouraged Parent to consider an offer with respect to a strategic combination. Parent expressed its view that an auction process was not in the best interests of the Company or its employees and that Parent did not want to participate in such a process due to the damage Parent felt it would cause to the Company. Parent then reiterated its view that it would only proceed on an exclusive basis. At the close of the meeting, Goldman asked Parent to make its highest offer.

     On February 17, 1994, the Board held its regular meeting, at which management reviewed discussions with Parent and Northrop. Representatives of management discussed with the Board the respective capabilities of Parent and the Company as well as the potential benefits of a combination of the Company with Parent, the effects thereof on the constituencies of the Company and other matters related thereto. Representatives of Goldman then presented to and discussed with the Board the latest proposal communicated by representatives of Northrop. Representatives of Goldman also discussed with the Board certain summary business and financial information and historical stock trading information about Parent and an analysis of the fit between the businesses of Parent and the Company, comparison of the Company with other publicly-traded aerospace/defense companies, a review of analysts' estimates and an analysis of a share repurchase program by the Company. Based upon, among other things, the presentations of representatives of management and Goldman, the Board then determined that it was not interested in pursuing a transaction with Northrop under the terms outlined in its proposal, and representatives of Goldman were asked to communicate that determination to Northrop.

     Following the Board meeting, discussions continued between representatives of the Company and representatives of Parent at which Parent indicated a serious interest in pursuing a business combination with the Company and also repeated that a higher value would be paid in a transaction in which only cash consideration would be paid to the shareholders of the Company. During the course of these meetings, the participants also discussed a wide range of issues relating to, among other things, the structure, timing and contractual terms and conditions that could be involved in formulating a process that could result in a business combination between the companies. In order to induce Parent to make the highest offer possible, representatives of Goldman, among other things, stated that the Company could effect a share repurchase program that, with certain improvements in operations, could result in twelve to eighteen months in a trading value in excess of the mid-$50s per share for shares of its common stock that would remain outstanding after the share repurchase and that a transaction financed entirely with debt at even higher prices per share would not necessarily be dilutive to the earnings of Parent. Representatives of the Company indicated to Parent that Parent, based on all relevant factors, should consider submitting its highest offer to the Company.

     On February 21, 1994, Parent sent the Company a letter, a copy of which is attached hereto as Exhibit (c)(16) and incorporated in its entirety herein by reference, stating that on the basis of the information provided to date, a projection of potential synergies and subject to the conditions outlined therein, Parent would be prepared to place a cash value on shares of the Company of $55.00 each. The letter emphasized that any discussions between the Company and Parent should proceed quickly and on an exclusive and orderly basis. Specifically, the letter stated that while Parent was interested in pursuing the possibilities of a business combination, Parent was prepared to do so only with the proviso that until the Company told Parent that the Company no longer wished to continue discussions, neither the Company nor any of its representatives could engage in discussions with another party regarding a business transaction with the Company or in any way invite or solicit such a transaction, nor disclose any information concerning Parent's discussions with the Company. The letter further emphasized that should any of the foregoing circumstances occur before the Company and Parent signed a definitive business agreement, any then-pending indication of interest or proposal from Parent would be withdrawn and discussions between Parent and the Company would be ended. The letter further emphasized that the letter contained Parent's best proposal and if Parent did not receive a positive response prior to Parent's Board meeting on the morning of February 24, 1994, the offer would permanently expire with no possibility of renewal.

     In addition to the foregoing, the letter stated that although Parent's valuation of the Company and use of cash as consideration was aimed at ensuring closure of a business combination, Parent recognized that, assuming Parent and Company agreed upon and announced a business combination, competition from others would be at least possible and would not be precluded. The letter stated that, in light of this consideration, Parent would only be prepared to proceed with discussions based on an understanding that any definitive agreement between Parent and the Company would embody the provisions in Appendix I to the letter. Appendix I set forth certain terms to be included in a proposed definitive agreement, including provisions to the effect that (i) the Company and its representatives (a) must cease existing discussions and (b) may not thereafter solicit offers relating to a competing transaction or participate in discussions or negotiations or furnish information in connection with any third party interest expressed regarding such a transaction, except that the Company and its representatives could (x) engage in negotiations with and provide information to a third party who submitted a written proposal relating to a competing transaction to the extent required for the Board to meet its fiduciary duty, based on a determination by the Board after receiving the written opinion of outside counsel to such effect that failing to take such action would constitute a breach of fiduciary duty by the Board and (y) recommend to its shareholders a competing acquisition transaction, or withdraw or modify its recommendation of Parent's transaction, if the Board determines, with the written concurrence of outside counsel, that failing to do so would constitute a breach of fiduciary duty by the Board; (ii) Parent would receive copies of any proposals relating to competing transactions and would be kept apprised promptly of developments; and
(iii) if the Company engaged in negotiations or furnished information to a third party or withdrew or modified its recommendation or made another one, pursuant to subclause (i) above, then Parent would have the right to terminate the Merger Agreement and collect its break-up fee and expenses described in the next sentence. Appendix I further provided that (i) the break-up fee would consist of a reasonable percentage of the per-share merger consideration; (ii) the break-up fee would be payable by the Company to Parent if (a) Parent exercised its right to terminate the agreement due to the entering into of discussions with or the provision of information by the Company to a third party consistent with the terms of the provisions described in the preceding sentence; (b) the Company breached the Merger Agreement and Parent exercised its right to terminate; (c) the Company modified or withdrew its recommendation concerning Parent's tender offer or the Merger Agreement or recommended a competing transaction; (d) a third party acquired a significant percentage of the Company's stock or assets;
(e) the minimum condition of Parent's tender offer

 2/3 of the Company's outstanding shares tendered and not withdrawn) was not satisfied at the offer's expiration date and, at that time, a third party had expressed and not withdrawn interest in making a competing acquisition transaction; and (f) the Company entered into an agreement relating to a competing transaction or a competing acquisition transaction was consummated within twelve months of the termination of the Merger Agreement (unless the fee had been previously paid); and (iii) Parent's expenses would be reimbursed in full by the Company if the Merger Agreement was terminated for any reason.

     At a meeting of the Board convened on February 23, 1994, to discuss, among other things, the letter from Parent, representatives of Goldman discussed with the Board matters related to Parent's proposal, including historical and projected Department of Defense budget authority trends, a summary of the Company's historical and projected financial performance, the Company's recent stock market performance, a review of selected comparable publicly-traded companies, a comparison of recent transactions in the aerospace/defense industry, a discounted cash-flow analysis of the Company, an analysis of a Company share repurchase program, an analysis of pro forma financial information giving effect to the proposed merger, a review of possible strategic purchasers and merger partners, an analysis of transaction multiples based on Parent's proposal, and an estimated time line for consummation of Parent's tender offer. At that time, representatives of Goldman informed the Board that the $55.00 price per share was at the high end of the various valuation ranges used in their analyses and that, based upon the analyses described below and noting that no assurances could be given, it was Goldman's view that accepting the $55.00 price per share, assuming that the terms of the transaction were otherwise acceptable, was likely to produce a higher value for the shareholders of the Company under current market conditions than what the Company could achieve if it were not to accept Parent's offer. Representatives of Goldman told the Board that representatives of Parent were insistent that, if an attempt was made to negotiate a higher price from Parent, Parent would withdraw the offer. Representatives of Goldman also advised the Board that representatives of Parent and its financial advisor had informed them that it was their view that the offer was Parent's best offer. As to Northrop, representatives of management and Goldman stated that Northrop's representatives had indicated that Northrop was not prepared in any transaction to pay a premium to the shareholders of the Company that was disproportionate to the premium, if any, that would be received by Northrop's shareholders and that Northrop preferred transaction structures that minimized the amount of cash consideration. At the conclusion of the meeting, the Board authorized management to call Parent and inform Parent that the Company was authorized to proceed with discussions with Parent on the basis of Parent's letter for the negotiation of an agreement as follows: (i) a price of $55.00 per share in cash as set forth in the letter; (ii) until the Company tells Parent that the Company no longer wishes to continue discussions, the Company does not intend to engage in discussions with another party regarding a business combination or invite or solicit such a transaction or disclose information as to the Company's discussions with Parent; and (iii) with respect to Appendix I to the letter, the Board was prepared to do what was reasonable and consistent with the Board's fiduciary obligations, but there were issues raised by the provisions of Appendix I which would require discussion and negotiation between the parties' legal counsel so that the Board could be satisfied that it was acting in a manner consistent with its fiduciary obligations.

     Following the meeting of the Board, counsel for the Company and counsel for the Parent met to begin to negotiate the terms of the Merger Agreement. Such negotiations continued through March 6, 1994, at the same time that representatives of the Parent continued to meet and hold discussions with representatives of the Company in connection with Parent's on-going due diligence investigation of the Company.

     On February 24, 1994, representatives of Northrop's financial advisor telephoned representatives of Goldman. Representatives of Goldman told the representatives of Northrop that the Board had instructed the representatives of Goldman to state that the Board had no interest in pursuing discussions with Northrop at that time. Later in the day, representatives of Northrop's financial advisor again telephoned representatives of Goldman and stated that they believed Northrop would now be prepared to submit an offer at a price per share of not less than $50.00. Representatives of Goldman communicated this statement to management of the Company.

     On February 25, 1994, the Company received a letter from Northrop, a copy of which is attached hereto as Exhibit (c)(16) and incorporated in its entirety herein by reference. The letter stated that, based upon the facts known to Northrop, Northrop would be prepared to submit an offer at a price per share of not less than

$50.00, a premium in excess of 35% over the trading level of the Company's stock as of the close on February 24, 1994. The letter stated that Northrop would also be prepared to consider an offer at a higher level, if warranted, based upon any additional information or analysis the Company might wish to provide Northrop. The letter also stated that Northrop was willing to proceed expeditiously to the completion of a definitive acquisition agreement, and that there was no reason, from Northrop's point of view, that such an agreement could not be signed within 21 days or sooner.

     On February 28, 1994, the Board held a telephonic meeting. At this meeting, management of the Company reported to the Board on the contacts since the last meeting of the Board with Northrop (particularly the letter dated February 25, 1994 from Northrop) and with Parent. The Board, with representatives of management and Goldman, discussed the letter from Northrop and the considerations relevant to the letter, including the possible effect that pursuing discussions with Northrop could have on Parent's offer. In responding to a question, a representative of Goldman confirmed the view stated at the February 23, 1994 Board meeting that accepting the $55.00 price per share, assuming that the terms of the transaction were otherwise acceptable, was likely to produce a higher value for the shareholders of the Company under current market conditions than what the Company could achieve if it were not to accept Parent's offer. Following discussion, the Board unanimously determined that representatives of Goldman should telephone the financial advisor to Northrop and advise it that the Company was not prepared at that time to pursue the Northrop letter. On March 1, representatives of Goldman telephoned the financial advisor of Northrop as directed by the Board.

     On March 6, 1994, a special meeting of the Board was held. At such meeting, the Board reviewed with its senior management, legal counsel and financial advisors the discussions and negotiations between the Company and Parent. Following such discussion, the Board heard presentations by its legal counsel on the terms and conditions contained in the proposed Merger Agreement and by Goldman on its analysis of the proposed transaction. The termination provisions, as modified through negotiations, were described to the Board and matters related to the effects of the termination provisions were discussed with the Board. Representatives of Goldman discussed with the Board matters related to the proposed transaction with Parent, including historical and projected Department of Defense budget authority trends, a summary of the Company's historical and projected financial performance, the Company's recent stock market performance, a review of selected comparable publicly-traded companies, a comparison of recent transactions in the aerospace/defense industry, a discounted cash-flow analysis of the Company, an analysis of a Company share repurchase program, an analysis of pro forma financial information giving effect to the proposed transaction, a review of possible strategic purchasers and merger partners and an analysis of transaction multiples based on the proposed transaction. Representatives of Goldman said that representatives of Parent and its financial advisor had informed them that the proposed transaction was Parent's best offer. Representatives of Goldman also said that the $55.00 price per share offered by Parent was at the high end of the various valuation ranges used in their analyses and that, based upon the analyses described below and noting that no assurances could be given, it was Goldman's view that the $55.00 price per share offered by Parent under the terms of the Merger Agreement was likely to produce a higher value for the shareholders of the Company under current market conditions than what the Company could achieve if the Board did not approve the Merger Agreement. At the conclusion of their presentation, Goldman delivered its oral opinion to the Board (subsequently confirmed by a written opinion) that, as of such date, the $55.00 in cash to be received by the holders of Shares in the Offer and the Merger is fair to such holders. Following further discussion, the Board unanimously adopted resolutions that the Board has, in light of and subject to the terms and conditions set forth in the Merger Agreement, determined that the Offer and the Merger are fair to, and in the best interests of, the shareholders of the Company; authorizing the execution and delivery of the Merger Agreement substantially in the form presented to it; and recommending that the shareholders of the Company accept the Offer and tender their Shares to Acquisition and approve and adopt the Merger Agreement.

     In determining to approve the Merger Agreement and to recommend acceptance of the Offer, the Board considered a number of factors, including, without limitation, the following:

          (i) The Board's understanding of the strategic options available to the Company in light of past and anticipated decreases in military spending and consolidations in the defense/aerospace industries;

          (ii) The Board's conclusion, based on presentations from representatives of Goldman and other considerations, that it might be difficult for the Company to execute an acquisition strategy to achieve the critical mass necessary to compete effectively in its businesses while still achieving its financial objectives;

          (iii) The Board's review of presentations from, and discussion of the terms and conditions of the Offer and the Merger with, senior executive officers of the Company, representatives of its legal counsel and representatives of Goldman;

          (iv) The Board's consideration of, among other things, information with respect to the financial condition, results of operations and business of the Company, on both an historical and a prospective basis, and current industry, economic and market conditions, as well as other constituencies of the Company;

          (v) The Board's review of the historical market prices of the Shares compared to the price of $55.00 per Share (including such price being a premium of approximately 37.9% to the March 4, 1994 closing price and approximately a 28.9% premium to the all time high price for the Shares);

          (vi) The Board's consideration of alternatives to a sale of the Company at the present time, including the advisability of continuing to operate as an independent entity and its previous consideration of the analysis by the Company's management, with the assistance and advice of the Company's advisors, including Goldman, of a possible share repurchase designed to optimize shareholder values and consideration of possible candidates to effect a business combination with the Company;

          (vii) The Board's consideration of the advice of Goldman that the $55.00 price was at the high end of the various valuation ranges used in its analyses and that, based upon the analyses described below and noting that no assurances could be given, it was Goldman's view that the $55.00 price per share offered by Parent under the terms of the Merger Agreement was likely to produce a higher value for the shareholders of the Company under current market conditions than what the Company could achieve if the Board did not approve the Merger Agreement; and

          (viii) The Board's receipt of a presentation by representatives of Goldman, which included, among other things, a review with the Board of the analyses described below and the oral opinion of Goldman (subsequently confirmed by a written opinion) that, as of March 6, 1994, the $55.00 per Share in cash to be received by the holders of Shares in the Offer and the Merger is fair to such holders.

     The Board did not assign relative weights to the factors discussed above.

     In rendering its opinion and making its presentation to the Board on March 6, 1994, Goldman discussed the strategic rationale for a combination with Parent and presented financial, operating and stock market information regarding the Company, Parent and certain other companies. Goldman also discussed with the Board the effect that historical declines from 1988-1993 and widely assumed projected declines from 1994-1998 in the United States Department of Defense budget for research and development and for procurement has had and will likely continue to have on companies in the aerospace and defense industry, including the Company.

     Goldman also performed a variety of financial and comparative analyses for the purposes of its opinion, including (i) analyses of selected comparable publicly-traded companies, (ii) comparable transaction analyses, (iii) discounted cash flow analyses and (iv) share repurchase analyses. The basic analyses used by Goldman and the primary factors discussed during its presentations to the Board are summarized in greater detail below. This summary, however, does not purport to be a complete description of Goldman's written analyses or its presentations to the Board.

     Valuation Summary of Selected Publicly-Traded Companies. Goldman reviewed certain financial, operating and stock market information of the Company and selected publicly-traded companies engaged in the aerospace and defense industry and of the S&P 400 Industrials Index. Although such other companies were comparable to the Company based on certain characteristics of their businesses, none of these companies possessed characteristics identical to those of the Company.

     Goldman examined and compared various valuation methods and calculated various financial multiples and ratios based on certain publicly available information. The multiples for the Company were calculated using a price of $39.875 per share, which was the closing price on the New York Stock Exchange on March 4, 1994, the last trading day before the Board meeting on March 6, 1994. The multiples and ratios for the latest 12 months ("LTM") for the Company and Parent were based on information provided by them and the multiples for each of the other companies were based on publicly available information as of September 30, 1993. The multiples were as follows: (i) 1994 estimates for the price to earnings ratio (which ratio was based on analysts' estimates) -- 10.9x for the Company, which compared to a high of 22.2x (which ratio representatives of Goldman explained to the Board was not meaningful because it was based on the applicable company's cyclically depressed earnings) and a low of 9.1x for the other companies; (ii) LTM sales -- .38x for the Company, which compared to a high of 1.12x and a low of .43x for the other companies; and (iii) stated book value -- 1.6x for the Company, which compared to a high of 2.5x and a low of 1.3x for the other companies. The ratios were: (i) LTM earnings before interest and taxes ("EBIT") margin -- 5.9% for the Company, which compared to a high of 14.0% and a low of 6.0% for the other companies; and (ii) LTM return on equity -- 14.4% for the Company, which compared to a high of 17.6% and a low of 4.0% for the other companies. Goldman also presented a comparison of ratios of total indebtedness less cash and marketable securities ("net debt") to capital for the Company, Parent and other selected publicly traded companies engaged in the aerospace and defense industry based on information provided by the Company and Parent, as to themselves, and based on publicly available information for the other companies as of September 30, 1993, as adjusted for one company to reflect the pro forma effect of the financing of an announced major acquisition. The net debt to capital percentage for the Company was -15.9%, which compared to a high of 58.1% and a low of -6.9% for the other companies.

     Comparable Transaction Analyses. Goldman reviewed and compared the prices paid in selected merger and acquisition transactions in the aerospace and defense industries and the price proposed to be paid by Parent in the Offer and the Merger. Goldman calculated the aggregate consideration and various financial multiples from available actual and estimated information for each transaction. The aggregate consideration for the selected transactions ranged from $3,050 million to $450 million. The financial multiples, in each case (other than the book value multiple) based on the sum of the consideration paid for the equity of the acquired company plus the amount of net debt assumed in the transaction, were as follows, assuming for these purposes that the Offer and Merger had been announced in 1993: (i) sales for the calendar year the transaction was announced -- .56x for the Company, which compared to a high of .69x to a low of .26x for the acquired companies in the other transactions; (ii) EBIT for the calendar year the transaction was announced -- 9.6x for the Company, which compared to a high of 9.5x to a low of 2.9x for the acquired companies in the other transactions; (iii) sales for the calendar year after the transaction was announced -- .58x for the Company, which compared to a high of .69x to a low of .26x for the acquired companies in the other transactions; (iv) EBIT for the calendar year after the transaction was announced -- 8.7x for the Company, which compared to a high of 8.5x to a low of 4.0x for the acquired companies in the other transactions; and (v) book value at the time the transaction was announced -- 2.2x for the Company, which compared to a high of 3.0x to a low of 0.8x for the acquired companies in the other transactions.

     Discounted Cash Flow Analysis. Goldman performed a discounted cash flow analysis using the Company's management projections. Using a discounted cash flow analysis, Goldman estimated the present value of the future cash flows set forth in the Company's management projections.

     Goldman calculated a net present value of free cash flows for the years 1994 through 1998 using discount rates ranging from 9% to 12%. Goldman calculated the Company's terminal values in the year 1998 based on multiples ranging from 5x operating income to 7x operating income and also based on capitalizing the Company's projected 1988 cash flow (consisting of earnings before interest, taxes, depreciation and amortization, less taxes (assuming the Company had no interest income or expense), capital expenditures and changes in working capital) at the rates then used to discount such terminal values to present value. These terminal values were then discounted to present value using discount rates ranging from 9% to 12%. Various ranges of discount rates and terminal value multiples were chosen to reflect theoretical analyses of costs of capital. The Company's net debt and the costs of exercise of all outstanding stock options were also factored into implied per share values.

     Using the discounted cash flow methodology described above and management's projections of future cash flows, the implied per share values ranged from $43.86 to $57.81.

     Share Repurchase Analyses. Goldman presented an analysis of the financial impact of three hypothetical share repurchase programs by the Company, which differed solely in the total amount of consideration paid by the Company for the shares. The analysis was based on certain assumptions, including (i) a 4% opportunity cost of cash and an interest rate on borrowings of 7.5% per annum,
(ii) the Company's stock trading at the same price to earnings ratio before and after the repurchase and (iii) a purchase price of $47.85 per share, representing a 20% repurchase premium above $39.875, the closing price per share on the New York Stock Exchange on March 4, 1994. For each share repurchase, Goldman assumed that all shareholders participated in the repurchase and presented the estimated per share value to shareholders as a combination of cash consideration from the repurchase and continuing stock ownership in the Company, in each case as though the repurchase had been effected on March 4, 1994. Goldman also presented the post-repurchase net debt to capitalization ratio of the Company, assuming that the pre-repurchase net debt to capitalization ratio of the Company was -15.9%. The analysis indicated that at a repurchase amount of $364 million, 22.2% of the Company's outstanding stock would have been repurchased, and the total per share value to shareholders would have been $47.54 and the resulting net debt to capitalization ratio would have been 34.6%. At a repurchase amount of $535 million, 32.7% of the Company's outstanding stock would have been repurchased, and the total per share value to shareholders would have been $49.92 and the resulting net debt to capitalization ratio would have been 58.3%. At a repurchase amount of $750 million, 45.8% of the Company's outstanding stock would have been repurchased, and the total per share value to shareholders would have been $52.90 and the resulting net debt to capitalization ratio would have been 88.1%.

     Pro Forma Financial Impact of Acquisition. Goldman also prepared a pro forma analysis of the financial impact of the acquisition of the Company by Parent at the purchase price of $55.00 per share in cash, assuming financing either (i) entirely by debt to be incurred by Parent in a principal amount equal to the total cash consideration to be paid by Parent net of cash and marketable securities reflected on the respective balance sheets of Parent and Company at December 31, 1993, and bearing interest at 7.0% per annum, or (ii) partially by common stock issued by Parent at $44.75 per share (the closing price per share of Parent's common stock on the New York Stock Exchange on March 4, 1994) in an amount equal to 25% of the total cash consideration to be paid by Parent, and partially by debt to be incurred by Parent in a principal amount equal to the balance of the total cash consideration to be paid by Parent, net of such cash and marketable securities, and bearing interest at 7.0% per annum. The analysis used Parent's and management's financial projections for 1994 and 1995 and calculated earnings per share ("EPS"), the net debt to capital ratio and the net interest coverage of Parent, assuming for this purpose that stock of Parent had a value of $44.75 per share. The analysis indicated potential accretion to Parent's 1994 EPS of 3.8% for a debt only financed transaction and a dilution to Parent's 1994 EPS of 0.4% for a combined debt and equity financed transaction and a potential accretion to Parent's 1995 EPS of 5.5% and 1.1%, respectively, for the two different financing structures. Goldman also reviewed the net debt to capital ratios of Parent, based on Parent's estimates or projections, as the case may be, for December 31, 1993, 1994, 1995 and 1996, after giving effect to the debt only financed transaction and the combined debt and equity financed transaction. Goldman also reviewed the EBIT to net interest coverage ratios of Parent, based on Parent's projections, for 1994, 1995 and 1996, after giving effect to each such financing structure.

     Review of Strategic Purchasers and Merger Partners. Goldman reviewed the fit between the businesses of the Company and the businesses of certain other strategic purchasers and merger partners. Goldman reviewed the relative contribution of the Company and each of the other companies based on LTM sales, LTM operating profit, 1993 estimated net income and 1994 projected net income (based on projections by Goldman's equity research analyst for the aerospace and defense industry). Goldman also prepared pro forma analyses of acquisitions of the Company by certain of these companies, in each case assuming that the purchase price per share was $55.00 in cash, that the acquisition would be financed by debt only or by a combination of debt and equity, in the manner described above with respect to the acquisition of the Company by Parent, and that the stock of the acquiring company had the value of its closing price per share on the New York Stock Exchange on March 4, 1994. The analyses made substantially similar assumptions and presented the same ratios as set out above in the comparable analysis of the debt only financed transaction and the combined debt and equity financed transactions analyzed with respect to the acquisition of the Company by Parent.

     Analysis at Transaction Price. Goldman prepared a financial analysis of the proposed acquisition of the Company by Parent and calculated the aggregate consideration and various financial multiples based upon the cash consideration of $55.00 per share, or approximately $1,940 million in the aggregate. The multiples for 1993 and 1994, respectively, were based on information provided by the Company. The multiples were as follows, in each case for 1993 and 1994, respectively: (i) sales -- .56x and .58x; (ii) earnings before interest, taxes and depreciation -- 6.9x and 6.4x; (iii) EBIT -- 9.6x and 8.7x; and (iv)
EPS -- 15.7x and 15.2x. In addition, the $55.00 per share price represented a 37.9% premium to the Company's $39.875 per share closing price on March 4, 1994, a 28.9% premium to the Company's all time high closing price per share on January 18, 1994 and a 76.7% premium to the Company's preceding 52 week low closing price per share on March 4, 1993. The $55.00 per share purchase price was 2.2x the Company's tangible book value per share at December 31, 1993.

     At the March 6, 1994 meeting, Goldman rendered its oral opinion (confirmed by its written opinion dated March 8, 1994) to the Board that, as of such date, the price of $55.00 in cash per Share to be received by the holders of the Shares in the Offer and the Merger is fair to such holders.

     In arriving at its opinion, Goldman reviewed, among other things: the Merger Agreement; the Tender Offer Statement on Schedule 14D-1, dated March 8, 1994, of Purchaser, including the Offer to Purchase; the Solicitation/Recommendation Statement on Schedule 14D-9 dated March 8, 1994 of the Company; Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1992; a draft of the Annual Report to Shareholders of the Company for the year ended December 31, 1993; certain interim reports to Shareholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its Shareholders; and certain internal financial analyses and forecasts for the Company prepared by its management. Goldman also held discussions with members of the senior management of the Company regarding the Company's past and current business operations, financial condition and future prospects. In addition, Goldman reviewed the reported price and trading activity for the stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the aerospace and defense industry specifically and in other industries generally and performed such other studies and analyses as Goldman considered appropriate.

     In arriving at its opinion, Goldman relied upon and assumed the accuracy and completeness of the financial and other information reviewed by it and did not independently verify such information. In addition, Goldman did not perform an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and was not furnished with any such evaluation or appraisal.

     In connection with its opinion, Goldman performed a variety of financial analyses. The preparation of fairness opinions is a complex process and is not susceptible to partial analysis or summary description. Any estimates contained in its analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates.

     Goldman is an internationally recognized investment banking firm engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated primary and secondary underwritings, private placements and valuations for corporate and other purposes. The Company selected Goldman as its financial advisor based upon Goldman's familiarity with the Company and the industry in which the Company operates and its experience, ability and reputation with respect to mergers and acquisitions.

     A copy of the written opinion of Goldman dated March 8, 1994, confirming its oral opinion as of March 6, 1994 and describing the assumptions made, matters considered and the scope of the review undertaken and procedures followed by Goldman, is filed as Exhibit (a)(10) hereto and is incorporated herein by reference. SHAREHOLDERS ARE ENCOURAGED TO READ SUCH OPINION IN ITS ENTIRETY.

ITEM 5. PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

     Goldman is acting as the Company's financial advisor in connection with the Offer and the Merger. Pursuant to an engagement letter dated December 23, 1993, the Company retained Goldman for a twelve month period to assist the Company in its review of strategic and financial alternatives and paid Goldman a fee of $250,000. On February 17, 1994, the Company entered into a second engagement letter to retain Goldman to provide financial advice in connection with a possible strategic combination, including assisting in negotiating the financial aspects of such transaction. Under the terms of such engagement letter, the Company has agreed to pay Goldman a transaction fee (against which the prior $250,000 payment would be credited) in an amount equal to 0.50% of the aggregate consideration, payable only upon the acquisition of 50% or more of the Company's outstanding common stock by any entity other than the Company. The Company also agreed to reimburse Goldman for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, plus any sales, use or similar taxes arising in connection with its engagement, and to indemnify Goldman against certain liabilities relating to or arising out of its engagement, including liability under the federal securities laws.

     Goldman has advised the Company's Board that in 1993 and 1994 and at other times it rendered financial advisory and investment banking services to Parent and its subsidiaries. Goldman has also advised the Company's Board that it may provide such services to Parent and its subsidiaries in the future.

     Neither the Company nor any person acting on its behalf intends to employ, retain or compensate any other person to make solicitations or recommendations to the Company's Stockholders in connection with the Offer.

ITEM 6. RECENT TRANSACTIONS AND INTENT WITH RESPECT TO SECURITIES.

     (a) To the best knowledge of the Company, no transactions in the Shares have been effected within the past 60 days by the Company or by any executive officer, director, affiliate or subsidiary of the Company, except for the following: on January 28, 1994, Edward Balinsky, Vice President -- Mergers and Acquisitions, sold 272 Shares on the open market for $41.125 per Share; on January 28, 1994, Michael Solomita, Vice President -- Controller of the Aerospace and Electronics Group, sold 506 Shares on the open market for $41.50 per Share; on January 31, 1994, Robert Simon, Vice President -- Corporate Procurement, sold 1,149 Shares on the open market for $41.00 per Share; and on February 17, 1994, J.R. Anderson, Vice Chairman and Chief Financial Officer, acquired 5,751 Share equivalents as a deferred stock award under the Management Incentive Plan, such Share equivalents having a fair market value on such date of $39.125 each.

     (b) To the best knowledge of the Company, all of the Company's executive officers, directors and affiliates presently intend to tender to Acquisition or present to the Exchange Agent after the Merger all Shares which are currently held of record or beneficially owned by such persons, subject to applicable tax and securities laws and personal considerations.

ITEM 7. CERTAIN NEGOTIATIONS AND TRANSACTIONS BY THE SUBJECT COMPANY.

     (a) Except as described under Item 3(b), the Company is not engaged in any negotiation in response to the Offer which relates to or would result in:

          (1) an extraordinary transaction, such as a merger or reorganization, involving the Company or any subsidiary of the Company;

          (2) a purchase, sale or transfer of a material amount of assets by the Company or any subsidiary of the Company;

          (3) a tender offer for or other acquisition of securities by or of the Company; or

          (4) any material change in the present capitalization or dividend policy of the Company.

     (b) Except as described under Item 4, there are no transactions, Board resolutions, agreements in principle, or signed contracts in response to the Offer, other than those described under Item 3(b), which relate to or would result in one or more of the matters referred to in this Item 7.

ITEM 8. ADDITIONAL INFORMATION TO BE FURNISHED.

     The audited financial statements of the Company for the fiscal year ended December 31, 1993 are filed as Exhibit (c)(18) hereto and are incorporated herein by reference in their entirety.

     The information statement attached hereto as Annex I is being furnished in connection with the possible designation by Acquisition, pursuant to the Merger Agreement, of certain persons to be appointed to the Board other than at a meeting of the Company's stockholders.

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

     (a)(1)  -- Offer to Purchase dated March 8, 1994*

     (a)(2)  -- Letter of Transmittal*

     (a)(3)  -- Notice of Guaranteed Delivery*

     (a)(4)  -- Letter to Brokers, Dealers, Commercial Banks, Trust Companies
                and Other Nominees*

     (a)(5)  -- Letter to Clients for use by Brokers, Dealers, Commercial Banks,
                Trust Companies and Other Nominees*

     (a)(6)  -- IRS Guidelines for Certification of Taxpayer Identification
                Number on Substitute Form W-9*

     (a)(7)  -- Press release issued by the Company and Martin Marietta
                Corporation on March 7, 1994.

     (a)(8)  -- Summary Advertisement dated March 8, 1994*

     (a)(9)  -- Letter to the Company's Shareholders, dated March 8, 1994.

     (a)(10) -- Opinion of Goldman, Sachs & Co., dated March 8, 1994.

     (b)     -- None.

     (c)(1)  -- Agreement and Plan of Merger between Acquisition, the Parent and the Company dated March 6, 1994*

     (c)(2)  -- Proxy Statement, dated March 4, 1993, of the Company*

     (c)(3)  -- Amendments to 1981 Stock Option Plan, 1990 Stock Option Plan and
                Long-Term Incentive Plan*

     (c)(4)  -- Amendments to 1981 Stock Option Plan, 1990 Stock Option Plan,
                Long-Term Incentive Plan and Restricted Stock Award Plan*

     (c)(5)  -- Amendment to Restricted Stock Award Plan*

     (c)(6)  -- Amendment to Special Severance Pay Plan*

     (c)(7)  -- Amended and Restated to Excess Benefit Plan*

     (c)(8)  -- Amended and Restated Supplemental Retirement Plan*

     (c)(9)  -- Amendment to Non-Employee Director Pension Plan*

     (c)(10) -- Amendment to Management Incentive Plan*

     (c)(11) -- Amendment to Management Incentive Plan*

     (c)(12) -- Form of Indemnity Agreement*

     (c)(13)

         (a) -- Confidentiality Agreement between the Company and Northrop Corporation*

         (b) -- Amendment to Confidentiality Agreement between the Company and Northrop Corporation*

     (c)(14) -- Confidentiality Agreement between the Company and Martin
                Marietta Corporation*

     (c)(15) -- Letter dated February 21, 1994 from Martin Marietta Corporation to the Company*

     (c)(16) -- Letter dated February 25, 1994 from Northrop Corporation to the
                Company*

     (c)(17) -- Audited Financial Statements of the Company for the Fiscal Year
                Ended December 31, 1993
- ---------------

* Not included in copies mailed to stockholders.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          GRUMMAN CORPORATION

                                          By: /s/  RENSO L. CAPORALI
                                              Chairman of the Board and
                                            Chief Executive Officer

Date: March 8, 1994

                                                                         ANNEX I

                              GRUMMAN CORPORATION
                              1111 STEWART AVENUE
                         BETHPAGE, NEW YORK  11714-3580



                INFORMATION STATEMENT PURSUANT TO SECTION 14(F)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                           AND RULE 14F-1 THEREUNDER

                           _________________________


                 This Information Statement is being mailed on or about March 8, 1994, as part of the Grumman Corporation's (the "Company") Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to the holders of record of the Company's Common Stock, $1 par value. Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Schedule 14D-9. You are receiving this Information Statement in connection with the possible election of persons designated by Acquisition to a majority of the seats on the Board. The Merger Agreement provides that Acquisition, upon purchase of Shares pursuant to the Offer, shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as well as give Acquisition representation on the Board equal to the product of the number of directors on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement as set forth below) and the percentage that the number of shares of Common Stock purchased by Acquisition bears to the total number of outstanding shares of Common stock of the Company on a fully-diluted basis, and that the Company will use its best efforts, upon request by Acquisition, promptly at the Company's election either to increase the size of the Board (subject to the Company's certificate of incorporation) or secure the resignation of such number of directors as is necessary to enable Acquisition's designees to be elected to the Board. The Merger Agreement further provides that, at such times and subject to the agreement set forth in the next sentence, the Company will use its best efforts to cause persons designated by Acquisition to constitute the same percentage as is on the Board of (i) each committee of the Board (other than any committee of the Board established to take action under the Merger Agreement, (ii) each board of directors of each subsidiary of the Company and
(iii) each committee of each such board. The Merger Agreement further provides that, notwithstanding the foregoing, the Company shall use its best efforts to ensure that three members of the Board as of the date of the Merger Agreement shall remain members of the Board until the Effective Time. This Information Statement is required by Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 thereunder.

                 You are urged to read this Information Statement carefully. You are not, however, required to take any action.

                 Pursuant to the Merger Agreement, on March 8, 1994, Acquisition commenced the Offer. The Offer is scheduled to expire at 12:00 midnight, New York City time, on April 4, 1994, at which time, if all conditions to the Offer have been satisfied or waived, Acquisition has informed the Company that it intends to purchase all of the Shares validly tendered pursuant to the Offer and not withdrawn.

                 The information contained in this Information Statement concerning Acquisition and Parent has been furnished to the Company by Parent, and the Company assumes no responsibility for the accuracy, completeness or fairness of any such information.

                 Acquisition has informed the Company that it will choose the designees (the "Acquisition Designees") it has the right to designate to the Board pursuant to the Merger Agreement from the directors and officers listed in Schedule I of the Offer to Purchase, a copy of which is being mailed to shareholders together with the Schedule 14D-9. The information on such
Schedule I is hereby incorporated herein by reference in its entirety.

                 It is expected that the Acquisition Designees may assume office at any time following the purchase by Acquisition of a specified minimum number of Shares pursuant to the Offer, which purchase cannot be earlier than April 4, 1994, and that, upon assuming office, the Acquisition Designees will thereafter constitute at least a majority of the Board. This step will be accomplished at a meeting or by written consent of the Board providing that the size of the Board will be increased and/or sufficient numbers of current directors will resign such that, immediately following such action, the number of vacancies to be filled by the Acquisition Designees will constitute at least a majority of the available positions on the Board. It is currently not known which, if any, of the current directors of the Company will resign.
Acquisition has informed the Company that each of the directors and officers listed in Schedule I of the Offer to Purchase has consented to act as a director, if so designated.

                 None of the executive officers and directors of Parent or Acquisition currently is a director of, or holds any position with, the Company. The Company has been advised that, to the best knowledge of Parent and Acquisition, none of Parent's or Acquisition's directors, executive officers, affiliates or associates beneficially owns any equity securities, or rights to acquire any equity securities, of the Company and none has been involved in any transactions with the Company or any of its directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC").

                    INFORMATION WITH RESPECT TO THE COMPANY

                 As of February 28, 1994, there were issued and outstanding 33,935,448 shares of Common Stock, each of which entitles the holder to one vote.


                   BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

GENERAL

                 The Bylaws of the Company provide that the Board of Directors of the Company shall consist of nine to fifteen members, with the exact number of directors within such minimum and maximum to be determined by the Board of Directors. The Board of Directors currently consists of 11 members.

ACQUISITION DESIGNEES

                 It is expected that the Acquisition Designees may assume office at any time following the purchase by Acquisition of a specified minimum number of shares pursuant to the Offer and that, upon assuming office, the Acquisition Designees will thereafter constitute at least a majority of the Board.

CURRENT DIRECTORS

                 The persons named below are the current members of the Board. The following sets forth as to each director, his or her age and principal occupation and business experience, and the period during which each has served as a director of the Company.

                 VICTOR HAO LI. Age: 52 years; Co-Chairman, Asia-Pacific Consulting Group. Director since 1984, and a nominee, whose term will expire in 1997. Mr. Li graduated from Columbia University in 1961 with a B.A. degree in mathematics. He received his J.D. degree from Columbia Law School in 1964. In 1965 he received an L.L.M. degree from Harvard Law School and an S.J.D. degree in 1971. Mr. Li taught law at Columbia Law School and the University of Michigan and in 1972 joined the faculty of Stanford Law School where he was Shelton Professor of International Legal Studies until 1981 and also director for the Center of East Asian Studies from 1974 through 1976. He continues to teach there as Acting Professor of Law. From 1981 until 1990 he was President of the East-West Center, a public, nonprofit corporation established in 1960 by the U.S. Congress as an educational institution. Internationally Mr. Li is known for his research and writing on China's legal system and has been a consultant to the U.S. Senate Foreign Relations Committee. He is a member of the Board of Hawaiian Electric Industries, Inc. and the Hawaiian Electric Industries Charitable Foundation, Applied Energy Systems China Generating Co. Ltd., the Advisory Board of the Freedom Forum

First Amendment Center and the Advisory Council of the Asia Foundations Center for Asia Pacific Affairs. Other activities include service as a Board Member of Mid-Pacific Institute, The Queen's International Corporation, the Immigrant Center, and the Japan America Society of Honolulu. He also is a member of the United States Trade and Development Program Advisory Committee, and senior advisor to Friends of the Future. He is a member of the American Academy of Foreign Law, the Council on Foreign Relations of New York, the National Committee on U.S.-China Relations, the U.S. National Committee for Pacific Economic Cooperation, the American Society of International Law, and the Association for Asian Studies.

                 ROBERT J. MYERS. Age: 59 years; President and Chief Operating Officer, Grumman Corporation. Director since 1991, and a nominee, whose term will expire in 1997. Mr. Myers received his Bachelor of Civil Engineering from N.Y. University's College of Engineering in 1955. After serving in the U.S. Army Corps of Engineers from 1955 to 1957, Mr. Myers joined the Grumman Aircraft Engineering Corporation as an engineering administrator. He left Grumman in 1961 to become division controller/administrator for Giannini Controls Corporation. In 1964, he returned to Grumman as program control manager for the Apollo Lunar Module Program. From 1968 to 1969, Mr. Myers was corporate planning, control and budgets manager, and was named program control manager for the F-14 Program in 1969. In 1972, after completing a management program at the Harvard Business School, he became deputy director of planning, control and budgets, and then served in various positions of increasing responsibility until 1980, when he was elected vice president, business and resource management, Grumman Aerospace Corporation. In 1983, he was elected Senior Vice President-Resources. In February 1985, Mr. Myers was elected a corporate senior vice president with responsibility for the Services Division, and in May 1986, was elected president of Grumman's Data Systems Division. He was elected President and Chief Operating Officer of Grumman Corporation in January 1991. He is currently a director of the American Defense Preparedness Association and a Trustee of Polytechnic University and of Huntington Hospital.

                 JAMES F. ORR III. Age: 51 years; Chairman and Chief Executive Officer, UNUM Corporation; Director since 1991, and a nominee whose term will expire in 1997. Mr. Orr received his bachelor's degree from Villanova University in 1965 and an M.B.A. from Boston University in 1970.
Mr. Orr has over 25 years of experience in the financial services industry. He began his career with a major Boston bank and spent several years in the securities industry in New York and Boston. Mr. Orr was a principal in a Boston-based, privately-held investment firm from 1969 to 1974. Prior to joining UNUM, he spent over 10 years with Connecticut Bank & Trust, most recently as Executive Vice President and Treasurer. Mr. Orr joined UNUM Corporation in 1986 as President and Chief Operating Officer and was named President and Chief Executive Officer in September 1987. He was appointed Chairman in January 1988. He became a member of the Grumman Corporation Board of Directors in July 1991. Currently, Mr. Orr is chairman of the American Council of Life Insurance and past chairman of the Maine Coalition for Excellence in Education where he now serves as a director. He is a trustee of Bates College, Maine Medical Center, New England Colleges Fund, the Committee for Economic Development, and is a member of the Business Roundtable. Mr. Orr is a director of the Nashua Corporation, the National Alliance of Business, the S.S. Heubner Foundation for Insurance Education, and the Council for Aid to Education.

                 EDDIE N. WILLIAMS. Age: 61 years; President, Joint Center for Political and Economic Studies; Director since 1993, and a nominee whose term will expire in 1997. Mr. Williams received his B.S. in Journalism from the University of Illinois in 1954 and took graduate courses at Atlanta University in 1958 and Howard University in 1960. He received an honorary DHL from Bowie State University in 1980 and an honorary LL.D. from the University of the District of Columbia in 1986. He was selected as a Congressional Fellow by the American Political Science Association where, in 1958, he worked for then Senator Hubert H. Humphrey. In 1959, he was Staff Assistant for the Senate Committee on Foreign Relations' Subcommittee on Disarmament. Mr. Williams then served as foreign service reserve officer with the U.S. Department of State from 1961 to 1968. During the Johnson Administration, he directed the Office of Equal Employment Opportunity and served as special assistant to the Deputy Undersecretary of State for Administration. In 1969, he became Vice President for Public Affairs at the University of Chicago, where he directed the university's Center for Policy Studies. Also during that time, he was a columnist for the Chicago Sun Times. In 1972, Mr. Williams joined the Joint Center for Political Studies. Mr. Williams is a member of the Advisory Committee, Centers for Disease Control; The Pew Partnerships for Civic Change; National Commission on State and Local Public Service; Black Leadership Forum; Council on Foreign Relations; and the Overseas Development Council. Currently, Mr. Williams serves on the Board of Directors of the National Coalition on Black Voter Participation; The Institute for Educational Leadership; National Endowment for Democracy; Washington Educational Television Association-TV Channel 26; Independent Sector; National Opinion Research Center; Riggs National Bank of Washington, D.C.; Japan America Society of Washington, D.C.; and the Promus Companies, Inc. He became a member of the Grumman Corporation Board of Directors in March 1993.

                 LUCY WILSON BENSON. Age: 66 years; Consultant to Business and Government; Director since 1980, whose term will expire in 1995. Mrs. Benson, President of Benson and Associates, has been an active leader in civil, academic, corporate, and governmental circles, both in the United States and abroad. A graduate of Smith College, she received her A.B. (1949) and an M.A. in History (1955). For six years, Mrs. Benson was national President of the League of Women Voters and Chairman of its Education Fund. She has served the government in a number of capacities, including Undersecretary of State for Security Assistance, Science and Technology during the Carter Administration, Secretary of Human Services for the Commonwealth of Massachusetts, and as a public member, appointed by the Speaker of the House, of the Select Committee on the Administration of the Congress. Presently, Mrs. Benson is a Trustee of the Alfred P. Sloan Foundation and Vice Chairman, Board of Trustees of Lafayette College, and a member of the Council on Foreign Relations, the International Institute of Strategic Studies and the National Committee on U.S.-China Relations. She is Vice Chairman of the Citizens Network for Foreign Affairs and a member of the Board of Directors of Communications Satellite Corporation, Logistics Management Institute, International Executive Service Corps, and of several funds of the Dreyfus Corporation, including the Dreyfus Fund, Inc., Dreyfus Liquid Assets, Inc., and the Dreyfus Third Century Fund, Inc.

                 J. ROBERT ANDERSON. Age: 57 years; Vice Chairman and Chief Financial Officer, Grumman Corporation; Director since 1991, whose term will expire in 1995. Mr. Anderson received his B.A. degree from the University of South Carolina in 1958, his M.B.A. from Stanford University in 1963, and in the intervening years, served as a line officer in the U.S. Navy, from 1958 to 1961. After graduate school, Mr. Anderson joined the Ford Motor Company and in 1972 became Assistant Controller. He became Assistant Treasurer in 1974, and in 1977 joined the Office of the President as Finance Operations Planning Director. In 1978, he was named President of the Ford Motor Land Development Corporation. In 1983, Mr. Anderson joined the Firestone Tire & Rubber Company as Senior Vice President, Chief Financial Officer and Director, and became Vice Chairman, Chief Financial Officer, Chief Administrative Officer and a Director of the newly formed Bridgestone/Firestone, Inc. in 1989. Mr. Anderson joined Grumman Corporation in July 1991 as Vice Chairman, Chief Financial Officer, and a Director. Presently, Mr. Anderson is a director of Telxon Corporation and is a Vice Chair and Trustee of the National Planning Association and is a member of the Association's Committee on Changing International Realities.

                 RICHARD DULUDE. Age: 60 years; Retired Vice Chairman, Corning Incorporated; Director since 1991, whose term will expire in 1995. Mr. Dulude received his B.M.E. from Syracuse University in 1954, and did postgraduate work at M.I.T. in 1969. From 1957 to his retirement in 1993, he was with Corning Incorporated, where he served in a number of sales, marketing, engineering and general management positions. He was elected a Vice President in 1971, President of Corning Europe in 1978, Senior Vice President in 1980, Group President responsible for the Telecommunications Products Sector in 1983, and became Vice Chairman in 1990. Mr. Dulude joined the Grumman Corporation Board of Directors in September 1991. In addition, Mr. Dulude currently serves on the Board of Directors of Raychem Corporation and AMBAC Inc. He is also a Trustee of Syracuse University. Mr. Dulude is on the Board of Directors, Council of Governing Boards of the Independent Universities of New York State and is a member of the British-North American Committee of the National Planning Association.

                 KENNETH S. AXELSON. Age: 71 years; Director of various corporations; Director since 1974, whose term will expire in 1996. Mr. Axelson graduated from the University of Chicago in 1944 with an A.B. degree. He served in the U.S. Army as a Warrant Officer from

1943 to 1946. Before joining J.C. Penney Company, Inc. in 1963, he served as a Partner with Peat, Marwick & Co., C.P.A.'s, New York City, from 1952 to 1963. Previously, he was a management consultant with McKinsey & Company in Chicago from 1950 to 1952, Controller of Columbia Lumber Company of Alaska from 1948 to 1950, and staff accountant with Arthur Andersen & Co. in Seattle from 1946 to 1948. Mr. Axelson retired from Penney in 1982 as Executive Vice President and a director of the company. He is a director or trustee of The Chicago Dock and Canal Trust, UNUM Corporation, Zurn Industries, Inc., Protection Mutual Insurance Company and several Merrill Lynch funds. From 1975 to 1976, he served as Deputy Mayor for Finance of New York City and subsequently served as a member of the Emergency Financial Control Board, New York City.

                 RENSO L. CAPORALI. Age: 60 years; Chairman and CEO, Grumman Corporation; Director since 1986, whose term will expire in 1996. Dr. Caporali received his Bachelor of Civil Engineering degree and his Master of Mechanical Engineering degree from Clarkson College of Technology. He earned three additional degrees from Princeton University; Master of Aeronautical Engineering, Master of Arts in Aeronautical Engineering, and Doctor of Philosophy in Aeronautical Engineering. Dr. Caporali served as a naval aviator from 1954 to 1958 and after leaving active service remaining in the reserve until 1973. Dr. Caporali began his career at Grumman as a Structural Flight Test Engineer in 1959. In 1963, he became Assistant to the Director of Flight Test for Advanced Development and in 1966 he became Assistant to the Vice President of Engineering. From 1968 through 1973, Dr. Caporali held various positions on the F-14 program including project engineer responsible for configuration design and deputy engineering manager responsible for vehicle flight test development. Subsequently, he advanced to Director of Design Engineering, Director of Advanced USAF Tactical Aircraft and Director of Advanced Systems Technology. In 1980 he was elected Vice President-Development and in 1983 was elected Senior Vice President-Technical Operations of Grumman Aerospace Corporation. In 1985, Dr. Caporali was appointed President of Aircraft Systems, an Operating Division of Grumman Corporation and in July 1988, he was elected Vice Chairman-Corporate Technology of Grumman Corporation. In July 190 he was elected Chairman and Chief Executive Officer of Grumman Corporation. Dr. Caporali was awarded an ALAA Flight Test Fellowship, he is a Trustee of Clarkson University, a licensed professional engineer in New York State, a Fellow of the American Institute of Aeronautics and Astronautics, and was elected into the National Academy of Engineering in February 1993. He is a director of the Long Island Lighting Company.

                 CHARLES MARSHALL. Age: 64 years; Former Vice Chairman of the Board, AT& T; Director since 1989, whose term will expire in 1996. Mr. Marshall graduated from the University of Illinois. He joined Illinois Bell Telephone Company in 1953 as a service engineer. During his early career with the Bell System, he held numerous positions in Illinois Bell and with American Telephone and Telegraph Company in New York. In 1976, he became Vice President and Treasurer of AT&T in New York and in 1977 was named President and CEO of Illinois Bell. He returned to AT&T in 1981 as President and in 1983 became Chairman and CEO of AT&T Information Systems. Mr. Marshall was named Vice Chairman of the Board of AT&T in 1985, a position he held until he retired in 1989. Mr. Marshall is a director of Ceridian Corporation, GATX Corporation, HARTMARX, Sonat, Inc. Sunstrand, Inc., Zenith Electronics, and the University of Illinois Foundation. He also serves as a Trustee of the Newberry Library, University of Chicago.

                 JOHN T. SARGENT. Age: 69 years; Mr. Sargent joined Doubleday & Company in 1945. In 1961, he was elected President of Doubleday & Company, Inc. In 1978 he became Chairman of the Board and in 1985 Chairman of Executive Committee. He retired from Doubleday in 1987. He is a director of River Bank America, the Centennial Insurance Company and the Alger Fund, as well as a Trustee of the Atlantic Mutual Insurance Company.

BOARD MEETINGS AND COMMITTEE

                 The Board of Directors of Grumman Corporation held 12 meetings in 1993 and presently consists of 11 members, three of whom are officers of the Corporation.

                 In 1993, the Board of Directors had six standing committees that dealt with special responsibilities. Other than James F. Orr III, no director attended less than 75 percent of both Board and Committee meetings held during 1993. Following are brief descriptions of each Committee, the frequency of its meetings and its composition in 1993.

                 The Audit Committee, composed entirely of non-employee directors, meets periodically with representatives of management, the independent public accountants, and the Corporation's internal auditors to review matters relating to financial reporting, internal accounting controls and auditing. It also has a responsibility for the oversight of ethical business conduct. Both internal auditors and independent public accountants have unrestricted access to the Audit Committee to discuss the results of their examinations. The Committee also recommends to the Board, for approval by the shareholders, the engagement of the independent public accountants. The Committee met seven times in 1993, and its members were Lucy Wilson Benson, Chairman; Kenneth S. Axelson, Richard Dulude, Charles Marshall and John T. Sargent. Ellis L. Phillips, Jr. was a member of this Committee through and including his retirement, effective February 28, 1993.

                 The Compensation Committee, composed entirely of non-employee directors, establishes policies for, and reviews, executive compensation plans and benefit programs, establishes salary review policies for officers of the Corporation, its operating Groups and its operating subsidiary corporations, and determines compensation for selected senior officers. The

Committee held five meetings in 1993, and its members were Charles Marshall, Chairman; Richard Dulude and James F. Orr III.

                 The Corporate Governance Committee, currently composed entirely of non-employee directors, establishes criteria for the selection of directors, seeks out and interviews director-candidates, including those submitted by shareholders, employees, or others, and recommends to the Board those director candidates who shall stand for election at the Annual Meeting of Shareholders and those who shall fill interim vacancies. The Committee also recommends to the Board at the annual organization meeting the selection of officers of the Corporation. It ensures annual reviews of: the Corporation's management succession plan; the performance of top management by all outside directors; and director performance and, when appropriate, recommends corrective action. The Committee periodically reviews overall Board committee responsibilities and assignments and makes recommendations to the Board of Directors for approval. Shareholders may submit recommendations for director-candidates to the Corporate Governance Committee in care of the Corporation's Secretary, 1111 Stewart Avenue, Bethpage, New York 11714-3580. The Committee met two times in 1993, and its members were John T. Sargent, Chairman; Kenneth S. Axelson, Victor Hao Li and Lucy Wilson Benson. Ellis L. Phillips, Jr. served as a member of this Committee through and including
February 28, 1993.   Renso L. Caporali served as a member of this Committee
through and including April 15, 1993.

                 The Corporate Responsibility Committee, composed of both employee and non-employee directors, inquires into corporate activities that relate to employee relations and public policy and recommends goals and objectives to assure that corporate actions are consistent with the responsibilities of a good citizen. The Committee held two meetings in 1993, and its members were Victor Hao Li, Chairman; Robert J. Myers, John T. Sargent, and Eddie N. Williams, who became a member of the Committee effective March 1, 1993. Ellis L. Phillips, Jr. served as Chairman of this Committee through and including February 28, 1993.

                 The Executive Committee is composed of employee directors and non-employee directors. During the intervals when the Board is not in session, it exercises all the powers and duties of the Board in the management of the business and affairs of the Corporation with respect to matters or transactions within the ordinary course of business or in furtherance of transactions of the Corporation previously authorized and approved by the Board, except those matters limited by Board resolution or by the New York Business Corporation Law to action by the full Board. The Committee did not meet in 1993. It members were Renso L. Caporali, Chairman; Kenneth S. Axelson; Victor Hao Li and John T. Sargent. Ellis L. Phillips, Jr. served as a member of this Committee through and including February 28, 1993.

                 The Investment Review and Finance Committee, which includes employee and non-employee directors, reviews with senior corporate management current and proposed significant investments of corporate resources for any product development, acquisitions, dispositions, mergers, and for corporate expansion, long-term business and financial plans, and proposed financing strategies and arrangements. This Committee also reviews, at least annually, the management of the funds of the Corporation's pension and employee investment plans. The Committee held four meetings in 1993, and its members were Kenneth S. Axelson, Chairman; J. Robert Anderson, Lucy Wilson Benson, Victor Hao Li, James F. Orr III and John T. Sargent.

DIRECTOR COMPENSATION

                 Directors who are not employees receive an annual retainer of $20,000 and fees of $800 for each Board and Committee meeting attended; however, Committee Chairmen receive $1,500 for each meeting over which they preside. Directors may elect to defer all or a portion of the annual retainer and meeting fees otherwise payable in the year(s) following such election. Deferred amounts are credited to a cash account which is paid after the individual ceases to be a director. No amounts were credited under this plan during the past year. Those directors who are also employees receive no remuneration for serving as directors.

                 Non-employee directors who provide consulting services to the Corporation or any of its subsidiaries or affiliates are entitled to receive $1,000 per day (or any part thereof) when such services are in addition to services performed as a member of the Board of Directors or a committee thereof. No director received or earned such compensation in 1993.

                 Non-employee directors are granted options to purchase shares of the Corporation's Common Stock in accordance with the terms of the Corporation's 1990 Stock Option Plan, which provides automatic grants of 2,000 shares when the individual is first elected a director, and 600 shares per year each year thereafter. Grants to each such non-employee director are limited to no more than 10,000 shares.

                 Non-employee directors who have served on the Board of Directors at least three years and have attained at least age sixty-five are eligible to participate in the non-employee director pension plan adopted by the Board of Directors on August 21, 1986, as amended from time to time, and administered by the Compensation Committee of the Board of Directors. An eligible director shall receive annually for life, a sum equal to the product of (i) 10% of his or her final annual retainer fee plus the sum of board and committee meeting fees paid during the 12-month period immediately preceding his or her retirement as a director and (ii) the number of full years he or she served on the board, provided that the maximum annual benefit shall be 100% of his or her final annual retainer fee plus the sum of board and committee meeting fees paid during the 12-month period immediately preceding retirement.

                 The Corporation is authorized to enter into a trust agreement (the assets of which would be subject to the claims of the Corporation's creditors in the event of insolvency of the Corporation) to assist it in meeting its obligations under the non- employee director pension plan. At the present time, the Corporation has not entered into or funded such a trust agreement.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                 The Compensation Committee's report on executive compensation is set forth below. No member of the Compensation Committee is a former or current officer or employee of the Corporation or any of its subsidiaries, nor does any Executive Officer of the Corporation sit on a committee which determines the salary of any member of the Compensation Committee.

                 The Committee sets the guidelines for all Executive Officer compensation and determines the salaries of the Chairman and Chief Executive Officer, President and Chief Operating Officer, Vice Chairman and Chief Financial Officer, Executive Vice Presidents, Senior Vice Presidents, and Presidents, Executive Vice Presidents and Vice Presidents, of the Corporation's operating groups. Currently there are ten individuals whose salaries are determined by the Committee. As to all other Executive Officers, salaries are determined by the Chairman of the Board based upon recommendations he receives from the individual's supervisors, in accordance with policies and guidelines established by the Committee. The Compensation Committee of the Board of Directors (the "Committee") as stated above, is composed entirely of non-employee directors. The Committee has responsibility for the administration of the Corporation's Management Incentive Plan, as adopted by the Board of Directors on January 20, 1972, and as subsequently amended from time to time, and the Long-Term Incentive Plan, as approved by shareholders on April 16, 1992.

                 The Committee believes that competitive base salary levels provide an essential foundation for an effective and motivational Executive Officer compensation program when coupled with both annual and longer-term incentives. The Committee has structured the total compensation program for the Executive Officers so that a substantial component of each of their total compensation is dependent upon, and directly related to, the Corporation's annual and longer-term earnings, return on equity, return on capital, and total returns realized by the Corporation's shareholders.

                 The Committee seeks to ensure that the total compensation of Executive Officers is competitive with the compensation programs of incumbents of comparable positions in selected U.S. corporations of comparable revenue size, as well as selected U.S. aerospace and defense contractors, including those which comprise the aerospace peer group shown on the stock performance graph herein. Grumman Corporation, as well as those corporations which the Committee uses to benchmark Executive Officer compensation, participates in several nationally recognized compensation surveys. These surveys, conducted by independent professionals, provide the basis for establishing, monitoring and administering the competitiveness of the Corporation's total Executive Officer compensation program.

                 In 1993, as done previously from time to time, the Committee retained a compensation expert to determine whether the Corporation's Executive Officer compensation program adheres to the Committee's Executive Officer compensation philosophy, to evaluate the competitiveness of the level and mix of Executive Officer base salary, annual bonuses and long-term incentives, and to assist the Committee in benchmarking the competitiveness of the Executive Officers' total compensation program. The Committee has restructured certain of its Executive Officer compensation practices to conform with improvements recommended by the consultant.

BASE SALARY

                 Executive Officer salaries are based on the incumbent's position responsibilities, experience and performance and are administered within the competitive ranges to which they have been assigned. The midpoints of the salary ranges approximate the 50th percentile of practice for the comparator corporations after taking into account position responsibility factors and annual revenue size in relation to the Corporation's. Dr. Caporali's base salary was last adjusted by the Committee on April 1, 1993 to 88 percent of his midpoint. In reaching its determination, the Committee considered his then current position in his salary range, his performance and his continuing successful efforts in substantially improving the financial condition of the Corporation.

ANNUAL INCENTIVE

                 The Management Incentive Plan ("MIP") is an annual incentive bonus designed and administered to ensure that a significant portion of each Executive Officer's annual cash compensation is based upon the Corporation's annual performance. The maximum award pool that may be used for payment of bonuses earned in 1993 under this Plan, including those paid to Executive Officers, is seven percent of the Corporation's after-tax net income, before unusual and non-recurring items. The Plan further provides that awards may not be paid unless Common Stock dividend payments for the year total at least $1.00 per share.

                 The MIP target bonus for 1993 was calculated as a percentage of the participant's base salary based upon the responsibility level of the participant's position. The actual MIP bonus which can be earned ranges from zero to two times the target bonus, with 50% of the award calculated on individual and/or organizational performance ("Individual Factors") and the other 50% calculated on corporate performance relative to the Corporation's Focus Factors.

Ratings for Individual Factors varied in 1993 by participant but on average approximated target bonus levels, while organizational ratings for 1993 averaged slightly better than target bonus levels. Ratings related to the 1993 Focus Factors, namely profit margins and return on capital, exceeded substantially the target bonus levels. The Chairman reviews all proposed awards, except his own, and adjusts awards as appropriate to ensure fairness and equity across all operating units. Those proposed awards are then submitted to the Committee for approval.

                 The Committee has the responsibility to determine Dr. Caporali's award and in 1993 used as its criteria the performance of the Corporation with respect to the Focus Factors and their discretionary assessment of the Corporation's performance. Dr. Caporali's target MIP award for 1993 was 50% of his 1993 base compensation and his 1993 MIP award paid in 1994 was $375,000. The Committee believes this award is consistent with the methodology described above and reflects his continued outstanding efforts in substantially improving the financial condition of the Corporation in 1993.

         Under the MIP, award recipients may, subject to certain conditions, elect to defer their awards over a period of years, or until after retirement. The Corporation is authorized to enter into a trust agreement (the assets of which would be subject to the claims of the Corporation's creditors in the event of insolvency of the Corporation) to assist it in meeting its obligations under the MIP. At the present time, the Corporation has not entered into or funded such a trust agreement.

         LONG-TERM INCENTIVES

         The Committee believes also that a significant portion of Executive Officer total compensation should be related to the Corporation's longer-term earnings per share growth and return on equity--both of which directly influence the total returns realized by the Corporation's shareholders. The Long-Term Incentive Plan ("LTIP"), which the shareholders approved at the April 16, 1992 Annual Meeting, is designed to achieve this goal. Pursuant to this plan, in 1993, the Committee granted performance shares and issued stock option awards.

         Participants, including Executive Officers, can earn from zero to twice the number of performance shares granted based upon (1) a comparison of the Corporation's three-year average earnings per share growth (25% of award) and return on equity (25% of award) with standards established by the Committee during the first year of the measurement period covered by the award; and (2) a comparison of such three-year average earnings per share growth (25% of the award) and return on equity (25% of award) with those of the six aerospace industry peer corporations identified on the performance graph on herein.

         The performance share grants have been structured so the number of performance shares earned for each three-year measurement period is directly related to the Corporation's earnings per share growth and return on equity performance during the measurement period, while the value to the participant of the performance shares that have been earned is directly related to the price of the Corporation's Common Stock at the end of the performance measurement period when the shares are distributed. Dividend equivalents are credited during the performance period, on a share reinvestment basis, and are distributed at the end of the performance measurement period consistent with the number of performance shares actually earned.

         The Committee approved the grant of performance shares under LTIP in November 1993 covering the measurement period January 1, 1994 through December 31, 1996. The 1993 performance share grants, and an equivalent number of stock option grants, were made following the target guidelines calibrated to the 50th percentile of comparator company practice. The comparator group included those companies used in evaluating the competitiveness of Executive Officer salary range midpoints for which long-term compensation survey data was available.
The number of performance shares granted to Dr. Caporali for this measurement period was based on the application of these guidelines. The named Executive Officers' November 1993 performance share and associated stock option grants were substantially larger than the grants they received in November 1992.
These adjustments were made based on the findings of the Committee's 1993 evaluation of the competitiveness of the Corporation's Executive Officer total compensation program and are fully consistent with its compensation philosophy of relating a significant component of Executive Officer total compensation to the total returns realized by the Corporation's shareholders.

         The Committee has also granted stock options under the LTIP. The options were granted in November 1993, at the same time as the performance share awards for the 1994-1996 performance period, and were equal in size to the target number of performance shares awarded. Options were granted with an exercise price equal to the fair market value of Grumman Corporation Common Stock on the date of grant and have a ten-year exercise term. To further reinforce the linkage between long-term incentive compensation and increases in shareholder value, stock option grants cannot be exercised until after the third anniversary of the date of grant. Thereafter, the options can be exercised partially, or in their entirety, at any time during the remaining seven year term. The 1993 stock option grants to Dr. Caporali were, as discussed above, equal in amount to the target number of performance shares granted in November 1993 and were made following the target guidelines calibrated to the 50th percentile of comparator company practice.

                               *   *   *   *   *

                 The 1993 Omnibus Budget Reduction Act (OBRA) imposed a $1 million limitation on the tax deductibility of compensation paid to an Executive Officer in any year, starting in 1994, unless such compensation meets specific criteria qualifying such payments for continued tax deductibility. Since clarifying regulations were only released in the fourth quarter of 1993, and more are expected, the Committee will monitor developments in this area before adopting a policy position.

                                        COMPENSATION COMMITTEE
                                        Charles Marshall, Chairman
                                        Richard Dulude
                                        James F. Orr III

                        SECURITY OWNERSHIP OF MANAGEMENT

                 The following table shows all shares of the Corporation's Common Stock held beneficially, directly or indirectly, by each director or nominee, the named executive officers, and by all directors and executive officers as a group. For purposes of this chart, beneficial ownership includes those shares owned on January 31, 1994 and those shares which could have been acquired by the exercise of options within sixty days of January 31, 1994.

                                                                        Common Stock owned as
                                                                           of January 31, 1994
                                                              ------------------------------------------------

                                                                                                    Percent of
     Name                                                     Number of Shares(1)                    class(2)
     ----                                                     -------------------                   ----------
J. Robert Anderson                                                     55,215
Kenneth S. Axelson                                                      4,305
Lucy Wilson Benson                                                      5,423
Renso L. Caporali                                                     120,793
Richard Dulude                                                          3,200
Victor Hao Li                                                           1,800
Charles Marshall                                                        5,400
Robert J. Myers                                                        57,387
James F. Orr III                                                        4,200
Ellis L. Philips Jr.(3)                                                10,391
Gerald H. Sandler                                                      22,856
John T. Sargent                                                         4,999
Albert Verderosa                                                       42,034
Eddie N. Williams                                                       2,600
All 37 directors and executive
  officers as a group (4)(5)                                          722,547                         2.13%

         (1) Includes shares which may be purchased through the exercise of stock options held on January 31, 1994 by the following persons: Mr. Anderson, 21,000 shares; Mr. Axelson, 2,400 shares; Mrs. Benson, 3,600 shares; Dr. Caporali, 54,062 shares; Mr. Dulude, 3,200 shares; Mr. Li, 600 shares; Mr. Marshall, 1,200 shares; Mr. Myers 18,060 shares; Mr. Orr, 3,200 shares; Mr. Sandler, 4,000 shares; Mr. Sargent, 3,000 shares; Mr. Verderosa, 16,050 shares; Mr. Williams, 2,600 shares; all directors and executive officers as a group, 217,272 shares.

                 In addition to the shares of Common Stock beneficially owned by the directors, the wife of a director owns 7,866 shares of Common Stock. Beneficial ownership of such shares has been disclaimed by this director.

         (2)     No director or named executive officer owned more than 1%.

         (3) Mr. Phillips retired from the Board effective February 28, 1993. Mr. Phillips' membership on the Audit, Corporate Governance, Corporate Responsibility and Executive Committees terminated simultaneously with his retirement from the Board of Directors.

         (4) These 37 directors and executive officers include: 2 executive officers who retired in 1993, and the director identified in footnote (3).

         (5) Due to administrative errors, Mr. Fred L. Thompson, Vice President - Quality, did not timely file his initial Form 3 report required by the Securities Exchange Act of 1934, and Mr. Richard G. Anderson, Vice President - Corporate Technology, did not disclose on Form 5 filings due February 1992 and February 1993, Common Stock equivalents and dividend equivalents attributable thereto credited to a deferred award account under the Management Incentive Plan. Mr. Thompson's Form 3 report and Mr. Anderson's Common Stock equivalents and dividend equivalents have since been duly filed and reported, respectively.

                      SECURITY OWNERSHIP OF RECORD OWNERS

                 As of January 31, 1994, the following shareholder was the record owner of five percent or more of the outstanding shares of the Corporation's Common Stock.

                                                               Amount of           Percent          Title
Name and Address                                               ownership           of class         of class
                                                               ---------           --------         --------
Employee Investment Plan
  of Grumman Corporation(1)                                    11,229,061          33.09%           Common
  c/o Grumman Corporation                                                                           Stock
  1111 Stewart Avenue
  Bethpage, N.Y.  11714-3580


(1) Each Employee Investment Plan participant instructs the Trustees of the Plan how to vote his or her shares. As to shares with respect to which the Trustees receive no voting instructions, the Trustees, pursuant to the Plan, vote these shares in the same proportion as they vote all of the shares with respect to which they have received voting instructions. All Common Stock held by the Plan is fully vested in the participants. Each participant instructs the Trustees whether none or some of such participant's contributions to the Plan are to be invested in Common Stock. The Plan requires that all employer contributions to the Plan be invested in Common Stock during the period of each respective employee's service with the Corporation; an employee may under certain circumstances elect to transfer, in installments, a percentage of the employer contribution in that employee's account to another fund within the Plan.

                            STOCK PERFORMANCE GRAPH

                 The following performance graph compares the five-year cumulative total shareholder returns (assuming reinvestment of dividends) realized by Grumman Corporation's Common Stock shareholders with the S&P 500 index and an aerospace company peer group comprised of the following six companies: General Dynamics, Lockheed, Martin Marietta, McDonnell Douglas, Northrop and Rockwell International. This peer group's performance enters into the computation of the actual number of performance shares to be distributed to participants under the Long-Term Incentive Plan following the three-year measurement period, in that 50% of the ultimate distribution is based on a comparison of the Corporation's three-year average earnings per share growth and return on equity with those averages of the six peer companies. The performance graph assumes $100 is invested in Grumman Corporation Common Stock, the S&P 500 index, and a composite index for the peer companies on December 31, 1988, and that dividends paid during the December 31, 1988 through December 31, 1993 period were reinvested to purchase additional shares during this performance period.

                 Comparison Of 5-Year Cumulative Total Return1
                     Among Grumman Corporation, S&P 500 and
                          Aerospace/Defense Peer Group


300
250
200                                        BNY TO DO
150
100
 50
12/31/88         12/31/89         12/31/90         12/31/91         12/31/92
12/31/93

                 Grumman    S & P 500      Aerospace Peer Group





                 ____________________

               1    Companies   in   peer   groups   weighted   by   market
                    capitalization, indexed to 100 at 12/31/88. Dividends reinvested over period.

                 The table below sets forth all compensation paid by the Corporation and its subsidiaries for services in all capacities in the past three fiscal years to each of the five most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE



                                                    Annual Compensation
                                            ---------------------------------



Name and Principal Position       Year      Salary($)       Bonus($)(1)
- ---------------------------       ----      ---------       -----------
Renso L. Caporali                   1993        525,000           375,000
Chairman of the Board and           1992        450,000           310,000
 Chief Executive Officer            1991        375,000           220,000

Robert J. Myers                     1993        381,250           275,000
President and Chief                 1992        325,000           215,000
 Operating Officer                  1991        257,000           150,000

J. Robert Anderson(5)               1993        337,500           225,000
Vice Chairman and                   1992        300,000           190,000
 Chief Financial Officer            1991        150,000            90,000

Albert Verderosa                    1993        251,250           145,000
President                           1992        190,000           100,000
 Grumman Aerospace                  1991        185,833            80,000
 Corporation

Gerald H. Sandler                   1993        208,750           100,000
President                           1992        187,508            80,000
Grumman Data Systems                1991        155,500            60,000
Corporation

                                                               Long-Term Compensation
                                                               ----------------------

                                                          Awards
                                 ----------------------------------------------------
                                                                            Securities
                                  Other Annual        Restricted            Underlying            All Other
                                  Compensation        Stock Award          Options/SARs          Compensation
Name and Principal Position          ($)(2)             ($)(3)                 (#)                ($)(2)(4)
- ---------------------------          ------             ------                 ---                ---------
Renso L. Caporali                                             -0-                16,700                4,540
Chairman of the Board and                                     -0-                 6,800                5,135
 Chief Executive Officer                                   79,875                 9,000

Robert J. Myers                                               -0-                 8,800                4,860
President and Chief                                           -0-                 5,000                5,168
 Operating Officer                                         56,800                 6,400

J. Robert Anderson(5)                                         -0-                 6,000                4,960
Vice Chairman and                                             -0-                 4,600                5,193
 Chief Financial Officer                                  232,000                21,000

Albert Verderosa                                              -0-                 5,200                5,140
President                             53,677(6)               -0-                 3,000                4,370
 Grumman Aerospace                                         31,950                 3,600
 Corporation

Gerald H. Sandler                                             -0-                 4,000                4,580
President                                                     -0-                 2,400                4,500
Grumman Data Systems                                       28,400                 3,200
Corporation

(1) Reflects Management Incentive Plan awards earned in specified calendar year, but paid in either the following February or March. For example, Dr. Caporali's award of $375,000 for 1993 performance was paid in February 1994. Officers and key employees of the Corporation and of most of its subsidiaries are eligible to participate in the Management Incentive Plan adopted by the Board of Directors. The maximum amounts available for total awards under the Plan are equal to 7% of the after tax net income before adjustments for unusual and non-recurring items, provided dividend payments for the year in question on Grumman Corporation Common Stock total at least $1.00 per share. The Corporation is authorized to enter into a trust agreement (the assets of which would be subject to the claims of the Corporation's creditors in the event of insolvency of the Corporation) to assist it in meeting its obligations under the Management Incentive Plan. At the present time, the Corporation has not entered into or funded such a trust agreement.

(2) While each of the five named individuals received perquisites or other personal benefits in 1993 and in 1992, in accordance with SEC regulations, the value of these benefits is not indicated for anyone other than Mr. Verderosa, since the benefits did not exceed in the aggregate the lesser of $50,000 or 10% of the individual's salary and bonus in either 1993 or 1992. In accordance with the transitional provisions applicable to the revised rules on executive officer and director compensation disclosure adopted by the Securities and Exchange Commission, as informally interpreted by the Commission's Staff, amounts of Other Annual Compensation and All Other Compensation are excluded for the Corporation's 1991 fiscal year.

(3) Amounts represent the aggregate fair market value of Restricted Stock on November 20, 1991, the date of grant. Additionally, the aggregate number and fair market value of all Restricted Stock held by the named individuals on December 31, 1993 are as follows: R. Caporali, 15,000 shares, $599,062; R. Myers, 9,980 shares, $398,576; J.R. Anderson,
         13,000 shares, $519,187; A. Verderosa, 6,688 shares, $266,782; and G.
         Sandler, 6,649 shares, $265,185. Dividend equivalents are paid on Restricted Stock. Restrictions automatically lapse in the event of a "change in control" of the Corporation. For this purpose a "change in control" is defined in the Change in Control Arrangements Section.

(4) This column includes the Corporation's contribution to the Grumman Corporation Employee Investment Plan. All employees of the Corporation and of most of its subsidiaries become eligible to participate in the Employee Investment Plan after three months of employment. Employer contributions, which can match up to 4% of the employee's annual basic compensation rate, are invested in a Corporation Stock Fund for the employee's benefit.

(5)      Mr. Anderson joined the Corporation on July 1, 1991.

(6) Of this sum, $52,088 represents Mr. Verderosa's housing and meal allowance while serving at the Corporation's request at a location away from his normal residence.

                 The Corporation has in effect plans pursuant to which options to purchase Common Stock of the Corporation are granted to officers and other selected employees as determined by the Compensation Committee. The tables below identify the option grants awarded in the last fiscal year to the individuals identified on the Summary Compensation Table and the aggregate option values on December 31, 1993.

                   OPTIONS/SAR GRANTS IN LAST FISCAL YEAR(1)


                             Individual Grants                                                     Potential Realized Value of
- -----------------------------------------------------------------------                              Assumed Annual Rates of
                         Number of        % of Total                                              Stock Price Appreciation Over
                         Securities      Options/SARs                                                10 Year Option Term(2)
                         Underlying       Granted to        Exercise or                         --------------------------------
                        Options/SARs      Employees         Base Price        Expiration
Name                     Granted(#)     in Fiscal Year      ($/Share)            Date           0%($)       5%($)         10%($)
- ----                     ----------     --------------      -----------       -----------       -----       -----         ------
Renso L. Caporali . . .    16,700          6.58%              $39.125       Nov. 17, 2003        $0       $411,634     $1,038,886
Robert J. Myers . . . .     8,800          3.47%              $39.125       Nov. 17, 2003        $0       $216,909     $  547,437
J. Robert Anderson  . .     6,000          2.36%              $39.125       Nov. 17, 2003        $0       $147,892     $  373,252
Albert Verderosa  . . .     5,200          2.05%              $39.125       Nov. 17, 2003        $0       $128,173     $  323,485
Gerald H. Sandler . . .     4,000          1.56%              $39.125       Nov. 17, 2003        $0       $ 98,595     $  248,835

(1) All options were granted on November 17, 1993 under the 1992 Long-Term Incentive Plan. Options must be held three years after the grant date before they can be exercised. In the event of a change in control, all restrictions lapse. For this purpose, a "change in control" is as defined in the Change in Control Arrangements Section.

(2) The dollar amounts under these columns are the result of calculations at 0% and the 5% and 10% rates set by the Commission and therefore are not intended to forecast possible future appreciation, if any, of Grumman Corporation's Common Stock price.

             AGGREGATE OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                  Number of Securities
                                                                 Underlying Unexercised                  Value of Unexercised
                       Shares Acquired       $ Value                 Options/SARs in                  In-the-Money Options/SARs at
                        on Exercise          Realized               December 31, 1993                     December 31, 1993(1)
                        -----------          --------               -----------------                     --------------------
       Name                                                  Exercisable         Unexercisable       Exercisable       Unexercisable
       ----                                                  -----------         -------------       -----------       -------------
Renso L. Caporali      15,429(2)             $288,448            54,062              23,500           $1,061,049           $141,918
Robert J. Myers         8,331(2)             $159,173            18,060              13,800           $  357,032           $101,525
J. Robert Anderson       -0-                    -0-              21,000              10,600           $  464,062           $ 91,700
Albert Verderosa        4,000                $ 25,375            16,050               8,200           $  308,812           $ 60,850
Gerald H. Sandler       4,591(3)             $122,717             4,000               6,400           $   48,000           $ 48,550

(1) Based on the fair market value on the New York Stock Exchange - Composite Transactions of the Corporation's Common Stock on that date ($39.9375).

(2)      1,041 of such shares were acquired upon the exercise of the surrender
         (SAR) feature of options on 6,000 shares at $28.7188 on April 23, 1993.

(3)      1,106 of such shares were acquired upon the exercise of the surrender
         (SAR) feature of options on 3,200 shares at $17.75 on January 28, 1993, 296 shares acquired on surrender of option for 1,600 shares at $28.7188 on April 26, 1993 and 1,089 shares acquired on surrender of option for 3,000 shares at $25.5625 on July 26, 1993.

                 The following table shows performance share awards made to the individuals identified on the Summary Compensation table. The performance share awards were in lieu of the traditional awards of Restricted Stock to certain key employees. Payout of awards is tied to the Corporations achieving certain pre-set performance targets. The measures chosen to establish those targets are earnings per share growth and return on equity of the Corporation standing alone and as compared to its selected peer group. The actual distributions may be adjusted as described in footnote (3) below. In the event of a change in control, all performance share awards will be fully vested, deemed earned in full at the maximum performance level (which results in awards equal to twice the number of target shares) and promptly paid entirely in cash. For this purpose, a "change in control" is as defined in the Change in Control Arrangements Section.

              LONG-TERM INCENTIVE PLAN-AWARDS IN LAST FISCAL YEAR

                                                                                                  Estimated Future Payments
                                                  Number of         Performance or                     Under Non-Stock
                                                   Shares,           Other Period                  Price-Based Plans (3)
                                                  Units or              until           --------------------------------------------
                                                   Other            Maturation or       Threshold          Target           Maximum
Name                             Year(1)          Rights(#)           Payout(2)            (#)               (#)               (#)
- ----                             -------          ---------           ---------            ---               ---               ---
R.L. Caporali . . . . . . .      Nov-93            16,700              Mar-97               0              16,700             33,400
R. Myers  . . . . . . . . .      Nov-93             8,800              Mar-97               0               8,800             17,600
J.R. Anderson . . . . . . .      Nov-93             6,000              Mar-97               0               6,000             12,000
A. Verderosa  . . . . . . .      Nov-93             5,200              Mar-97               0               5,200             10,400
G.H. Sandler  . . . . . . .      Nov-93             4,000              Mar-97               0               4,000              8,000

(1) Awards issued in November 1993 are subject to a measurement period of January 1, 1994-December 31, 1996.

(2)      Date shown reflects anticipated date of distribution.

(3) For performance which falls below or above the pre-set target, awards will be prorated between those shown under Threshold and Target or Target and Maximum, respectively. Dividend equivalents in the form of additional shares are credited during the performance period, and will be distributed at the end of the period with respect to all performance shares that have been earned.

                                 PENSION PLANS

                 All employees of the Corporation and of most of its subsidiaries are admitted to membership in its noncontributory employee pension plan after one year's service and attainment of age 21. The plan provides for benefits upon retirement which are based upon a percentage of earnings per year of membership service. Retirement is mandatory at age 65 for corporate officers. Early retirement is allowed any time after a member reaches age 60 with at least one year of service or age 50 with at least 20 years of service. The plan is a career average plan and provides an annual sum on account of membership service. The calculation of the benefit is based upon a formula level which varies by calendar year. For example, from January 1, 1989 to date, the benefit is calculated based upon the following formula: for each full or partial calendar year, 2.60% of the base compensation per year up to the formula level plus 2.85% of any base compensation in excess of the formula level for those participants with 35 years or less of membership service. For each year of membership service in excess of 35 years, the benefit accrues at 2.60% of base compensation. The formula level is the social security wage base used to calculate the maximum social security tax minus $16,700. Base compensation is salary excluding bonus, special pay or pay for overtime. The projected annual pension benefit for each of the individuals identified in the Summary Compensation Table, assuming he retires at age 65, his current earnings remain constant over this period and he elects a pension benefit for his life only is: R.L. Caporali, $101,651; R.J. Myers, $92,814; J.R. Anderson, $43,407;
A. Verderosa, $86,571 and G.H. Sandler, $77,272.

                 Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the amount of compensation that may be used to calculate pension benefits under a tax qualified plan. Section 415 of the Code limits the annual benefits which may be paid under such a plan. The Corporation has a nonqualified unfunded excess benefit plan which provides for the payment out of its general funds of any benefits calculated under the provisions of the qualified noncontributory career average plan (discussed in the paragraph above) that are above the limits allowed under Sections 401(a)(17) and 415. Benefits payable under this excess benefit plan are in addition to those described above. The projected annual benefit payable under this excess benefit plan for each of the individuals identified in the Summary Compensation Table, assuming he retires at age 65, his current earnings will remain constant over this period and he elects a benefit payable for his life only is: R.L. Caporali, $66,753; R.J. Myers, $48,728; J.R. Anderson, $43,509;
A. Verderosa, $10,450; and G.H. Sandler, $9,538.

                 Further, the Corporation has a supplemental plan which provides to certain officers of the Corporation, its subsidiaries and divisions and key employees designated by the Compensation Committee of the Board of Directors a supplemental pension up to 30% of final base compensation upon retirement at age 60 with at least 10 years of service, which is payable in monthly installments for a period certain of 180 months. The maximum 30% supplemental payment is reduced for service of less than 25 years and/or retirement before age 60 (entitlement is subject to approval of the Compensation Committee of the Board of

Directors if retirement is prior to age 60 but after age 50 with 20 years of continuous service; approval is automatically deemed given if such retirement occurs after a "change in control" (see the Change in Control Arrangements Section below)) and may be further reduced or eliminated to make certain that the sum of the annual pension calculated under the provisions of the above described career average plan, excess benefit plan, when applicable, and annual social security benefits, plus the supplemental benefit, do not exceed 60% of final total compensation (base compensation at retirement or age 65 and the average of the three highest bonuses before then). The plan also provides an annual pre-retirement death benefit equal to 25% of the final base compensation payable monthly for a period certain of 108 months in lieu of any supplemental retirement benefits being payable. Pursuant to this plan, the projected annual benefits payable for 15 years commencing at age 65 are: R.L. Caporali, $165,000; R.J. Myers, $120,000; J.R. Anderson, $52,500; A. Verderosa, $78,000
and G.H. Sandler, $64,500.

                 The Corporation is authorized to enter into trust agreements (the assets of which would be subject to the claims of the Corporation's creditors in the event of insolvency of the Corporation) to assist it in meeting its obligations under the Excess Benefit and Supplemental Retirement Plans described above. At the present time, the Corporation has not entered into or funded such trust agreements.

                 The Corporation has committed to provide Mr. Anderson with a special retirement bonus, to be paid in the form of an annuity, the cost of which will be the total of 20% of each of his management incentive plan bonuses, and the payment terms of which will be consistent with Mr. Anderson's pension election under the Grumman Corporation Pension Plan. The Corporation also committed to provide him with a supplemental retirement pension equivalent in lieu of the supplemental retirement benefit described above in the event Mr. Anderson does not complete ten full years of service with the Corporation.

                         CHANGE IN CONTROL ARRANGEMENTS

                 The Corporation in January 1990 adopted a plan which permits it to enter into special severance agreements ("Agreements") with key employees, such employees being designated from time to time by the Compensation Committee of the Board of Directors. Currently, there are 31 designated key employees including Dr. Caporali and Messrs. Anderson, Myers, Venderosa and Sandler. The purpose of the Agreements is to encourage the key employees to continue to carry out their duties in the event of the possibility of a change in control of the Corporation. Payments under the Agreements would be made only if there is (i) a Change in Control of the Corporation, (ii) the key employee is then in the employ of the Corporation, and (iii) the key employee's employment is terminated other than for narrowly defined causes. A "Change in Control" shall be deemed to have occurred upon the happening of any of the following events: (i) the acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 30% or more of either the then outstanding voting shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Corporation or any of its subsidiaries, or any employee benefit plan (or related trust) of the Corporation or its subsidiaries; (ii) individuals who, as of February 17, 1994, constitute the Board of Directors of the Corporation (as of such date, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or (iii) approval by the stockholders of the Corporation of a reorganization, merger or consolidation of the Corporation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Corporation, immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Corporation or the sale or other disposition of all or substantially all of the assets of the Corporation.

                 Should an Agreement become operative, the key employee shall receive his full base salary through the Date of Termination (as defined in the Agreement); and after the Date of Termination, severance pay in a lump sum equal to 2.99 times the key employee's base amount (as defined in Section 280G of the Code). This severance pay shall be reduced by any severance pay received pursuant to the Corporation's Termination Review policy (Personnel Policy A 641) in effect at the date of Notice of Termination (as defined in the Agreement). In addition, the Corporation would continue to provide certain fringe benefits (i.e., medical, dental) and other employee benefits (as defined in the Agreement) for up to 36 months.

                 In no event may the amount of any benefits payable under an Agreement, when added together with any other benefits the key employee is entitled to receive from the Corporation, exceed the total amount of payments or benefits which could be received by the key employee without any portion thereof constituting a non-deductible "excess parachute payment" within the meaning of Section 280G of the Code, or being subject to the excise tax imposed by Section 4999 of the Code. The payments or benefits payable to the key employee shall be reduced to the extent necessary to comply with the limitations. Such reduction shall be made in the order and manner determined by the key employee as soon as administratively practicable following the Change in Control.

                 In January 1990, the Board of Directors authorized the Corporation to provide that in the event of a "Change in Control," any employee whose employment is involuntarily terminated within 30 months following such "Change in Control" shall be entitled to receive the Corporation's severance pay benefits in effect immediately prior to the "Change in Control." For purposes of this policy, the definition of "Change in Control" is substantially the same as that for the Agreements described above.


                                                            Grumman Corporation


March 8, 1994